As filed with the Securities and Exchange Commission on January 6, 2005

                    Registration Statement No. 333-_________

                                  UNITED STATES
                                   SECURITIES
                             AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY
                 (Name of small business issuer in its charter)

               Delaware                                    7372                               98-0215787
       (State or jurisdiction of               (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)                Classification Number)                  Identification No.)

                          21098 Bake Parkway, Suite 100
                           Lake Forest, CA 92630-2163
                                 (949) 470-9534
   (Address and telephone number of principal executive offices and principal place of business)

                                -----------------

                               Mark A. Josipovich
    Chairman of the Board, Chief Executive Officer, President, and Treasurer
                   The Bluebook International Holding Company
                          21098 Bake Parkway, Suite 100
                           Lake Forest, CA 92630-2163
                                 (949) 470-9534
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Cary K. Hyden, Esq.
                              Latham & Watkins LLP
                        650 Town Center Drive, 20th Floor
                        Costa Mesa, California 92626-1925
                            Telephone: (714) 540-1235
                          Facsimile No. (714) 755-8290

      Approximate date of proposed sale to the public: from time to time after the registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) Under tile Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

======================== ======================= ===================== ======================= ======================
Title of Each Class of                             Proposed Maximum       Proposed Maximum           Amount of
      Securities              Amount to be          Offering Price           Aggregate           Registration Fee
   to be Registered          Registered(1)            Per Share            Offering Price
------------------------ ----------------------- --------------------- ----------------------- ----------------------
   Common stock, par        2,131,033 shares          $5.01(2)             $10,676,475             $1,257
value $.0001 per share
------------------------ ----------------------- --------------------- ----------------------- ----------------------
   Common stock, par       426,206 shares (3)         $5.01(4)             $ 2,135,292             $  251
   value $.0001 per
 share, issuable upon
 exercise of warrants
------------------------ ----------------------- --------------------- ----------------------- ----------------------
         Total              2,557,239 shares          $5.01                $12,811,767             $1,508
======================== ======================= ===================== ======================= ======================

(1) All 2,557,239 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar events, or as a result of anti-dilution provisions contained in the warrants.


(2) Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Registrant's common stock on the OTC Bulletin Board on January 3, 2005, which was approximately $5.01.


(3) Represents the shares of common stock issuable upon the exercise of warrants held by the selling stockholders.

(4) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to completion dated January 6, 2005


                                   Prospectus

                     Up to 2,557,239 Shares of Common Stock

                   The Bluebook International Holding Company


This prospectus relates to the sale of up to an aggregate of 2,557,239 shares of the common stock of The Bluebook International Holding Company which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 2,131,033 shares were outstanding as of January 6, 2005 and 426,206 shares are issuable upon exercise of warrants that we have issued to the selling stockholders.


We will not receive any proceeds from the sale of the shares by these selling stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised, assuming applicable cashless exercise provisions are not used. We are paying the expenses incurred in registering the shares.

The shares of common stock being offered pursuant to this prospectus and the shares issuable upon exercise of the warrants issued to the selling stockholders are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares under the Securities Act to allow for a sale by the selling stockholders to the public without restriction. The selling stockholders and the participating brokers or dealers may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.


Our common stock is quoted on the OTC Bulletin Board under the symbol "BBKH." On January 3, 2005, the last reported closing price of our common stock on the OTC Bulletin Board was $5.01 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 8 of this prospectus.


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is           , 2005

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                                                              Page
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION.........................................................5
PROSPECTUS SUMMARY.............................................................................................5
RISK FACTORS...................................................................................................8
USE OF PROCEEDS...............................................................................................11
SELLING STOCKHOLDERS..........................................................................................11
PLAN OF DISTRIBUTION..........................................................................................14
LEGAL PROCEEDINGS.............................................................................................15
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................................................15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................................16
DESCRIPTION OF SECURITIES.....................................................................................17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS............................18
BUSINESS .....................................................................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................23
PROPERTIES....................................................................................................30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................31
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................................................32
EXECUTIVE COMPENSATION........................................................................................32
LEGAL MATTERS.................................................................................................33
EXPERTS ......................................................................................................33
WHERE YOU CAN FIND MORE INFORMATION...........................................................................33


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is only current as of the date on the cover. You should rely only on the information contained in this prospectus.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

       Some of the information in this prospectus may contain "forward-looking statements," within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements call be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss plans, goals and objectives for future operations and growth, contain projections of results of operations or financial condition or state other "forward-looking" information. You should understand that these forward-looking statements are estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in "Risk Factors" and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to control costs; changes within our industries; release of new and upgraded products and services by us or our competitors; development of our sales force; employee retention; managerial execution; legal and regulatory issues; changes in accounting policies or practices; and successful adoption of our products and services.

       Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

       The following summary highlights the key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of "Risk Factors" and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. Unless the context indicates otherwise, the terms "the Company," "we," "us," "our," or "Bluebook" in this prospectus refer to The Bluebook International Holding Company ("Bluebook Holding") and our wholly-owned subsidiary, The Bluebook International, Inc., a Nevada corporation ("Bluebook International").

                                   The Company


       The Company was incorporated in Delaware on December 17, 1997. Since the Company's exchange reorganization and merger, effective as of October 1, 2001, the principal business of the Company has been developing and selling information and a claims estimating software solution. These include THE BLUEBOOK, which is a book and is printed in both a desktop and pocket sized format, and "B.E.S.T." (Bluebook Estimating Software Technology), which incorporated THE BLUEBOOK's proprietary database into a software program that assists an estimator in creating, cleaning, repair and replacement cost estimates for residential structures. THE BLUEBOOK has an estimated readership of many thousands of readers and is widely known and utilized by professionals in the insurance repair, construction and related industries that create cost estimates for residential and light commercial structures.


       We believe our software solutions will help insurers, contractors and related industry professionals, shorten the time in which it takes to estimate and finalize an insurance claim by delivering data electronically to the intended and required participants involved in the settlement of a claim or the construction of a cleaning, repair or replacement cost estimate. Our solutions were designed to more accurately price, process and manage the claims process. We believe that the future market for underwriting and claims management solutions will be lead by the providers of products that simplify the management of this process and significantly reduce the risk of costly claims litigation from a failure to comply with mandated regulatory deadlines imposed on insurers and delays in claims settlements from the inability to readily access required claims information. Therefore, our initiatives are aimed at making it easier for insurers, vendors, policyholders, adjusters and contractors to communicate, access claims information and mitigate risk.

       Our mailing address and executive offices are located at 21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163. Our telephone number is
(949) 470-9534. Our corporate website is www.bluebook.net. Information contained on the website is not a part of this prospectus.

                                  The Offering


Common stock offered by the selling     Up to 2,557,239 shares, assuming
stockholders (including shares          full exercise of the warrants. This
underlying the warrants)                number represents approximately 27.8% of
                                        our common stock to be outstanding after the offering, assuming full exercise of the warrants. (1)


Terms of the Offering                   The selling stockholders will determine
                                        when and how they will sell the common
                                        stock offered by this prospectus. See
                                        "Plan of Distribution."


Proceeds to Bluebook                    We will not receive any proceeds from
                                        the sale of the shares by these selling
                                        stockholders, however, if all warrants
                                        are fully exercised without using any
                                        applicable cashless exercise provisions, we will receive approximately $559,395 in cash from the warrant holders.


Use of proceeds                         If any proceeds are received, they will
                                        be used for general corporate purposes,
                                        including working capital.

OTC Bulletin Board Symbol               BBKH


      (1) Based on 9,186,354 shares of common stock to be outstanding after the offering, which (i) includes warrants to purchase 426,206 shares of common stock that we issued to the selling stockholders pursuant to those certain Warrants dated as of November 17, 2004 and that are being registered hereunder for resale, but (ii) excludes (A) a warrant to purchase 170,483 shares of common stock that we issued to our placement agent, Roth Capital Partners, LLC, pursuant to that certain Warrant dated as of November 17, 2004 and (B) a warrant to purchase 90,000 shares of common stock that may be issued to a consultant as a bonus payment, neither of which are being registered hereunder for resale.

                   Summary Consolidated Financial Information

      The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                                         Nine Months Ended
                                            Year Ended                      September 30,
                                            December 31,                     (Unaudited)
                                     ---------------------------     ---------------------------
                                         2002            2003            2003            2004
                                     -----------     -----------     -----------     -----------
Statement of Operations Data

Net sales                            $   859,205     $   705,657     $   536,963     $   547,857
Gross profit                             859,205         705,657         536,963         547,857

Loss from operations                  (1,003,938)     (1,560,129)     (1,337,946)       (817,784)

Net Loss                             $(1,003,938)    $(1,560,129)    $(1,338,746)    $  (817,784)
Loss per share, basic and diluted    $     (0.57)    $     (1.09)    $     (0.93)          (0.52)
Weighted average number of shares
 of common stock outstanding,
 basic and diluted                     1,749,171       1,437,171       1,436,671       1,578,855
                                                                         Nine Months Ended
                                            Year Ended                      September 30,
                                            December 31,                     (Unaudited)
                                     ---------------------------     ---------------------------
                                         2002            2003            2003            2004
                                     -----------     -----------     -----------     -----------
Balance Sheet Data

Current assets                       $ 1,631,325     $    81,629     $   175,372     $   186,063
Current liabilities                    1,256,301       1,993,785       1,644,780       3,328,989
Total assets                           4,914,980       3,986,795       3,859,173       4,595,645
Long-term liabilities                  4,650,220       4,544,680       4,544,680               0
Minority interest                              0               0               0               0
Stockholders' equity                 $  (991,541)    $(2,551,670)    $(2,330,287)    $(1,266,656)

                                  RISK FACTORS

       An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as other information contained in this prospectus, before investing in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

       We anticipate future losses and may not be able to achieve sustained profitability.

       We have incurred net losses in recent years and, as of September 30, 2004, we had an accumulated deficit of $3.97 million. We anticipate that we will continue to incur additional operating losses in the near term. These losses have resulted principally from expenses incurred in research and development and from sales and marketing and general and administrative expenses. Even though we expect to achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we cannot achieve or sustain profitability for an interim period, we may not be able to fund our expected cash needs or continue our operations.

       We may need additional capital and any required capital may not be available on acceptable terms or at all.


      As of September 30, 2004, our cash was not sufficient to fund our operations through 2004. As a result, we raised additional capital through a corporate restructuring and a private placement of shares of our common stock.

      Our 2004 internal financial projections and strategic plan indicates that our available cash, together with cash from operations and funding from our recently completed private placement on November 19, 2004 of $2.2 million dollars may be sufficient to fund our operations through the third quarter of 2005 without reductions in our workforce. This plan assumes that we can control current estimated costs relating to new hires, professional services and consulting, negotiating the terms of existing and new debts, and the costs of ongoing operations.


       However, our actual results may differ from this plan, and we may be required to consider alternative strategies and may need to raise additional funds through one or more of the following: (1) sale of various products, solutions or marketing rights; (2) licensing of technology; and (3) sale of equity and debt securities. If we cannot raise the additional funds through these options on acceptable terms or with the necessary timing, management could also reduce discretionary spending to decrease our cash burn rate and extend the currently available cash.

       Additional capital may not be available on acceptable terms, if at all. The public markets may remain unreceptive to equity financings, and we may not be able to obtain additional private equity financing. Furthermore, any additional equity financing would likely be dilutive to stockholders, and additional debt financing, if available, may include restrictive covenants which may limit our currently planned operations and strategies. If adequate funds are not available, we may be required to curtail our operations significantly and reduce discretionary spending to extend the currently available cash resources, or to obtain funds by entering into collaborative agreements or other arrangements on unfavorable terms, all of which would likely have a material adverse effect on our business, financial condition and our ability to continue as a going concern.

       Factors beyond our control may cause our operating results to fluctuate, and this fluctuation could cause our stock price to decline.

       We believe that our future operating results will fluctuate on a quarterly basis due to a variety of factors, including:

o     the introduction of new products by our competitors;


o our ability to implement and maintain our distributions strategy, and maintain or expand relationships with our existing user base and strategic partners;


o     market acceptance of our current or new products;

o     competition and pricing pressures from competitive products; and


o     increased expenses for personnel, new product development and marketing.

       If any of the factors listed above cause our revenues to decline, our operating results could be substantially harmed.

       We expect to experience volatility in our stock price, which may affect our ability to raise capital in the future or make it difficult for investors to sell their shares.


      The securities markets have experienced significant price and volume fluctuations and the market prices of securities of many public technology companies have in the past been, and can in the future be expected to be, especially volatile. For example, in 2003 our closing stock price ranged from a low of $0.20 to a high of $22.00, and in 2004 our closing stock price ranged from a low of $0.80 to a high of $8.00. These stock prices have been retroactively stated to reflect the 1 for 20 reverse stock split declared on November 17, 2004. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings. Factors that may have a significant impact on the market price and marketability of our common stock include:

o announcements of technological innovations or new products by us or by our competitors;


o     our operating results;

o     developments in our relationships with strategic partners;

o     litigation;

o     economic and other external factors; and

o     general market conditions.

       In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

       We depend on key personnel for our future success. If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve our goals.

       Our future success is substantially dependent on the efforts of our management team, particularly Mark A. Josipovich, our Chairman of the Board, Chief Executive Officer, President, and Treasurer, and Daniel T. Josipovich, our Chief Operating Officer and Director. Mark A. Josipovich and Daniel T. Josipovich may terminate their employment at any time. The loss of the services of members of our management may significantly delay or prevent the achievement of product development and other business objectives.

       Because of the specialized technical nature of our business, we also depend substantially on our ability to attract and retain qualified technical personnel. There is intense competition among technology companies for qualified personnel in the areas of our activities. If we lose the services of, or fail to recruit additional key technical personnel, the growth of our business could be substantially impaired. We do not maintain life insurance for any of our key personnel.

       We have limited resources to devote to software development and commercialization. If we are not able to devote adequate resources to software development and commercialization, we may not be able to develop our solutions.

       Our strategy is to develop software solutions addressing underwriting and claims management. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

o     improve market acceptance of our current solutions;

o     complete development of new solutions; and

o     successfully introduce and commercialize new solutions.

       We have introduced some of our software solutions only recently and some of our solutions are still under phased deployment and development. Among our recently introduced solutions are InsureBASE and Insured to Value. Although development of our B.E.S.T.Net and B.E.S.T.Central solutions are substantially complete, we are still in the process of developing an interface between B.E.S.T.Net, B.E.S.T.Central and B.E.S.T.8. Because we have limited resources to devote to product development and commercialization, any delay in the development of one solution or reallocation of resources to solutions development efforts that prove unsuccessful may delay or jeopardize the development of our other product candidates. If we fail to develop new products and bring them to market, our ability to generate additional revenue will decrease.

       In addition, our solutions may not achieve satisfactory market acceptance, and we may not be able to successfully commercialize them on a timely basis, or at all. If our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected.

       We operate in a highly competitive industry, which could render our products obsolete or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve profitability.

       Our competitors may develop or market technologies or products that are more effective or commercially attractive than our current or future products or that would render our technologies and products obsolete. Further, additional competition could come from new entrants to the claims management market. Moreover, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. If we fail to compete successfully, our ability to achieve sustained profitability will be limited.

       We may be unable to successfully market and distribute our products and implement our distribution strategy.

       The market for claims management solutions is highly fragmented. We market and sell our products primarily through the mail, conventions and the Internet. We may not successfully develop and maintain our marketing, distribution or sales capabilities. If our marketing and distribution strategy is unsuccessful, our ability to sell our products will be negatively impacted and our revenues will decrease.

       We may face costly intellectual property disputes.


       Although we do not expect to be subject to any intellectual property disputes, we may be subject to such claims. Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. We rely on proprietary information and techniques to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.


       The defense of intellectual property suits, proceedings, and related legal and administrative proceedings are costly, time-consuming and distracting. We may also need to pursue litigation to protect trade secrets or know-how owned by us, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation will result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Any adverse determination in litigation could subject us to significant liabilities to third parties. Further, as a result of litigation or other proceedings, we may be required to seek licenses from third parties that may not be available on commercially reasonable terms, if at all.

       Our principal stockholders have substantial control over our affairs.


       The Josipovich family, collectively, beneficially owns 5,100,050 shares of common stock, which is 58.22% of the total number of shares of common stock currently issued and outstanding. The Josipovich family has the ability to exert substantial influence over all matters submitted to a vote of the stockholders of Bluebook, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they can dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination which you, as a stockholder, may otherwise view favorably and which may have a negative impact on the price of our common stock.


       Future sales of our common stock may adversely affect our common stock price.

       If our stockholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. In addition, the perception in the public market that our stockholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock.

       Our certificate of incorporation and Delaware law could adversely affect our common stock price.

       Provisions of our certificate of incorporation and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of us. We are subject to the anti-takeover provisions of Section 203 of the Delaware corporate statute, which regulates corporate acquisitions.
Section 203 may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidation or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder is defined to include a person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. In addition, the Board of Directors, without further stockholder approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control of us. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

                                 USE OF PROCEEDS

       This prospectus relates to 2,557,239 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all 426,206 warrants being issued for resale hereunder are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $559,395 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes, including working capital.

                              SELLING STOCKHOLDERS


       This prospectus covers the offer and sale by the selling stockholders of up to 2,131,033 shares of common stock and an additional 426,206 shares of common stock issuable upon exercise of outstanding warrants. All of these warrants have an exercise price of $1.31 per share.


       We are registering for resale shares issued by us in a private placement and shares issuable on exercise of warrants issued by us in a private placement. All such shares issued or to be issued are and will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus or otherwise are sold in compliance with Rule 144.

       None of the selling stockholders had a material relationship with us within the past three years.

       In the securities purchase agreement, each of the selling stockholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each selling stockholder represented that each qualified as an "accredited investor" as such term in defined in Rule 501 under the Securities Act.

       The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below as of January 6, 2005 and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.


       The number of shares in the column labeled "No. of Shares Offered" represents all of the shares that each selling stockholder may offer under this prospectus. The table assumes that the selling stockholders will sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.


       We determined beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days. Percentages are based on a total of 8,760,148 shares of common stock outstanding on January 6, 2005. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 6, 2005, are deemed outstanding for computing the percentage of the selling stockholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other selling stockholder. To prevent dilution to the selling stockholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock; or as a result of anti-dilution provisions contained in the warrants.

                                                  No. of Shares Offered
                                                    hereby (includes
                                                    stock underlying       Shares Beneficially
                                                      warrants)             Owned Prior to the       Shares Beneficially Owned
                                                                                Offering                 After the Offering
                                                                        ---------------------------  -------------------------
NAME                                                                      Number      Percentage       Number     Percentage
--------------------------------------- ------ -----------------------  ------------ --------------  ----------- -------------
Roaring Fork Capital                     (1)          840,000             840,000        9.44%           0            0
SBIC, L.P.
MicroCapital Fund LP                     (2)          516,000             516,000        5.83%           0            0
MicroCapital Fund Ltd.                   (3)          318,000             318,000        3.61%           0            0
Presidio Partners                        (4)          148,571             148,571        1.69%           0            0
Geary Partners L.P.                      (5)          107,429             107,429        1.22%           0            0
Brady Retirement Fund                    (6)           29,714              29,714        0.34%           0            0
L.P.
BTG Investments, LLC                     (7)          285,600             285,600        3.24%           0            0
Margaret M. Bathgate                     (8)          114,285             114,285        1.30%           0            0
Banc of America                          (9)           68,520              68,520        0.78%           0            0
Securities F/B/O
Stephen J. Hutsko IRA
Joseph Paul                             (10)           54,000              54,000        0.62%           0            0
Schimmelpfennig
Gordan J. Roth                          (11)           28,560             314,160        3.56%           0            0
John J. Weber                           (12)           28,560              28,560        0.33%           0            0
Jeffrey M. Ng                           (13)           18,000              18,000        0.21%           0            0

       (1) Includes stock underlying a warrant to purchase 140,000 shares of common stock at an exercise price of $1.31 per share.

       (2) Includes stock underlying a warrant to purchase 86,000 shares of common stock at an exercise price of $1.31 per share.

       (3) Includes stock underlying a warrant to purchase 53,000 shares of common stock at an exercise price of $1.31 per share.

       (4) Includes stock underlying a warrant to purchase 24,762 shares of common stock at an exercise price of $1.31 per share.

       (5) Includes stock underlying a warrant to purchase 17,905 shares of common stock at an exercise price of $1.31 per share.

       (6) Includes stock underlying a warrant to purchase 4,952 shares of common stock at an exercise price of $1.31 per share.

       (7) Includes stock underlying a warrant to purchase 47,600 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified itself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

       (8) Includes stock underlying a warrant to purchase 19,047 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified herself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

       (9) Includes stock underlying a warrant to purchase 11,420 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

       (10) Includes stock underlying a warrant to purchase 9,000 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

       (11) Includes stock underlying a warrant to purchase 4,760 shares of common stock at an exercise price of $1.31 per share. Gordan J. Roth may be deemed to share beneficial ownership of the 285,600 shares of common stock owned by BTG Investments, LLC, but hereby disclaims beneficial ownership of such shares. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

       (12) Includes stock underlying a warrant to purchase 4,760 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

       (13) Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $1.31 per share. This selling stockholder has identified himself as an affiliate of a broker-dealer. Please see "Plan of Distribution" for required disclosure regarding selling stockholders that are affiliates of a broker-dealer.

                              PLAN OF DISTRIBUTION

       The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

       Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

       Upon Bluebook Holding being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold,
(iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon Bluebook Holding being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

       The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

       The selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to Bluebook Holding that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

       Bluebook Holding has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

       Bluebook Holding is required to pay all fees and expenses incident to the registration of the shares, but Bluebook Holding will not receive any proceeds from the sale of the common stock. Bluebook Holding has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS

       As of January 6, 2005, we are not subject to any pending legal proceedings that would be deemed material to our business. From time to time, we may be subject to certain routine litigation that is incidental to our business.

       On February 3, 2003, Bluebook was named a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. The Diamond case was recently settled by the Company and the plaintiffs. In the Diamond case, plaintiffs alleged that Bluebook wrongfully withheld the issuance and delivery of plaintiffs' shares of Bluebook common stock, thereby damaging plaintiffs in the loss of the value of their Bluebook stock. On November 10, 2004, the Company and the plaintiffs entered into a settlement agreement pursuant to which all parties agreed to a general release of their claims and the Company agreed to pay $64,120 and issue 3,000 shares of common stock to certain of the plaintiffs.

      On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,825 shares of the Company's common stock. In addition, Cotelligent agreed to deliver source code developed by Cotelligent for Bluebook pursuant to the consulting services agreement.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

       The following table sets forth information regarding our directors and executive officers as of January 6, 2005:


Name                      Age     Position                                          Director Since
Mark A. Josipovich        38      Chairman of the Board, Chief Executive            2001
                                  Officer, President, and Treasurer
Daniel T. Josipovich      39      Chief Operating Officer and Director              2001
Paul D. Sheriff           40      Director                                          2001
David M. Campatelli       37      Director                                          2001

       There are no family relationships between any director and executive officer, except for Mark A. Josipovich and his brother Daniel T. Josipovich. According to our bylaws, the term of office for our directors is one year. Directors hold office until their successors are elected and qualified.

       Mark A. Josipovich, Chairman of the Board, Chief Executive Officer, President, and Treasurer, has been the entrepreneurial driver of Bluebook's strategic initiatives for the past 16 years. His responsibilities included guiding the progress of projects through various milestones to ensure conformity; negotiating contractual agreements; supporting the sales operation by assisting in the pre-sale process; coordinating and preparing proposals; and performing ancillary administrative functions. He has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development.

       Daniel T. Josipovich, Chief Operating Officer and Director, designed, directed and managed development of Bluebook's most innovative products for the past 22 years. He is also directly involved in marketing. Daniel has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development.

       Paul D. Sheriff, Director, has over 18 years experience in programming business applications. In 1991, Mr. Sheriff founded PDSA, Inc., a consulting company specializing in high quality custom software. PDSA, Inc. is a Microsoft Certified Partner.

       David M. Campatelli, Director, is currently a Spanish and English Instructor at Long Beach Unified School District, Long Beach, California. Mr. Campatelli also currently serves as a Teacher and Consultant with the California Reading and Literature Project in San Diego, California, and lectures, teaches and trains for primary language institutes throughout the State of California. Mr. Campatelli has been a consultant to Toscana Incorporated, an international import/export firm, since 1993.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


       The following table sets forth information regarding the beneficial ownership of our common stock as of January 6, 2005 as to:


o each of the executive officers named in the section "Directors, Executive Officers, Promoters and Control Persons" above;

o     each director and nominee for director;

o each person who is known by us to own beneficially more than 5% of our outstanding common stock; and

o     all directors and executive officers as a group.


       As of January 6, 2005, there were 8,760,148 shares of common stock outstanding and no shares of preferred stock issued and outstanding.


       Unless otherwise indicated, the address of each listed stockholder is c/o The Bluebook International Holding Company, 21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163.


                                                                        Common Stock
                                                               Number of Shares of Common Stock     Percentage Ownership of
     Name of Beneficial Owner                                     Beneficially Owned (1)               Common Stock
------------------------------------------------------------   --------------------------------     -----------------------
Named Executive Officers and Directors

Mark A. Josipovich                                                          638,255                          7.29%
Daniel T. Josipovich                                                        761,234                          8.69%
Paul D. Sheriff                                                                0                             0.00%
David M. Campatelli                                                            0                             0.00%

Five Percent Stockholders of Common Stock

Daniel E. Josipovich                                                      3,259,250 (2)                     37.21%
Dorothy E. Josipovich                                                     3,017,083 (3)                     34.44%
The Freedom Family, LLC                                                   2,733,333 (4)                     31.20%
Roaring Fork Capital SBIC, L.P.                                             840,000 (5)                      9.44%
MicroCapital Fund L.P.                                                      516,000 (6)                      5.83%
Chris Albrick                                                               418,074 (7)                      4.77%

All Executive Officers and Directors as a Group (4 Persons)               1,399,489                         15.98%


(1) Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them.

(2) Daniel E. Josipovich beneficially owns an aggregate of 3,259,250 shares of common stock, consisting of 525,917 shares of common Stock and 2,733,333 shares of common stock owned by The Freedom Family, LLC. These shares collectively constitute 37.21% of the total number of shares of common stock currently issued and outstanding, which for purposes of this calculation includes the 2,733,333 shares of common stock owned by The Freedom Family, LLC. Daniel E. Josipovich may be deemed to share beneficial ownership of the 2,733,333 shares of common stock, but hereby disclaims beneficial ownership of shares. The address of Daniel E. Josipovich is 21391 Avenida Manantial, Lake Forest, CA 92630.

(3) Dorothy E. Josipovich beneficially owns an aggregate of 3,017,083 shares of common stock, consisting of 283,750 shares of common Stock and 2,733,333 shares of common stock owned by The Freedom Family, LLC. These shares collectively constitute 34.44% of the total number of shares of common stock currently issued and outstanding, which for purposes of this calculation includes the 2,733,333 shares of common stock owned by The Freedom Family, LLC. Dorothy E. Josipovich may be deemed to share beneficial ownership of the 2,733,333 shares of common stock owned by The Freedom Family, LLC, but hereby disclaims beneficial ownership of such shares. The address of Dorothy Josipovich is 21391 Avenida Manantial, Lake Forest, CA 92630.

(4) The address of The Freedom Family, LLC is 21391 Avenida Manantial, Lake Forest, CA 92630.

(5) Includes stock underlying a warrant to purchase up to 140,000 shares of common stock at an exercise price of $1.31 per share. The address of Roaring Fork Capital SBIC, L.P. is 5310 DTC Parkway, Suite i; Greenwood Village, CO 80111.

(6) Includes stock underlying a warrant to purchase up to 86,000 shares of common stock at an exercise price of $1.31 per share. The address of MicroCapital Fund LP is 410 Jessie Street, Suite 1002, San Francisco, CA 94103.

(7) Excludes stock underlying a warrant that may be issued to Chris Albrick to purchase up to 90,000 shares of common stock at an exercise price of $1.40 per share. The address of Chris Albrick is 25 Bridgeport, Dana Point, CA 92629.

                            DESCRIPTION OF SECURITIES

General

            The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, all of which have been incorporated by reference or filed as exhibits to our registration statement of which this prospectus is a part.

       Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of January 6, 2005, 8,760,148 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. We have reserved 686,689 shares of common stock for issuance pursuant to warrants issued by the Company (including warrants registered for resale hereunder).


Common Stock

       Each holder of common stock is entitled to one vote for each share held. Stockholders do not have the right to cumulate their votes in the election of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control the affairs of Bluebook Holding.

       Holders of common stock are entitled to receive dividends on a pro rata basis upon declaration of dividends by the Board of Directors, provided that required dividends, if any, on the preferred stock have been provided for or paid. Dividends are payable only out of funds legally available for the payment of dividends.

       Upon a liquidation, dissolution or winding up of Bluebook Holding, holders of our common stock will be entitled to a pro rata distribution of the assets of Bluebook, after payment of all amounts owed to Bluebook Holding's creditors, and subject to any preferential amount payable to holders of preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

       Provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or a takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

       Authorized and Unissued Preferred Stock. There are 5,000,000 authorized and unissued shares of preferred stock. Our Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock and to establish the designations, powers, preferences and rights of each series of preferred stock, in accordance with the Delaware law. The existence of authorized and unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interests, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block that might undertake to support the position of the incumbent Board of Directors.

       Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders of Bluebook Holding may be called only by the Board of Directors of Bluebook Holding, the President or by holders of at least 10% of all shares entitled to vote at the meeting. This provision will render it more difficult for stockholders to take any action opposed by the Board of Directors.

       Amendment of Bylaws. Our Bylaws state that they may be altered, amended or repealed and new bylaws adopted by the Board of Directors. However, under Delaware law, any bylaw or amendment may be altered, amended or repealed by a vote of the stockholders entitled to vote on such bylaw or amendment, or a new bylaw may be adopted instead by the stockholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
VIOLATIONS

       Our Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of him having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

       In addition, our Certificate of Incorporation provides that a director of the Company will not be liable to the Company for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, or (iv) an act related to an unlawful stock repurchase or dividend.

       The selling stockholders are also required to indemnify our directors, officers and controlling persons to the extent permitted by applicable law from all losses generally arising from (i) such selling stockholder's failure to comply with the prospectus delivery requirements of the Securities Act or (ii) any untrue statement of a material fact contained in this registration statement regarding such selling stockholder which was provided by such selling stockholder for use in the registration statement or was reviewed and approved by such selling stockholder for use in this registration statement.


       The description above is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, By laws, and that certain Registration Right Agreement, between the Company and the selling stockholders, all of which have been incorporated by reference or filed as exhibits hereto.


       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bluebook pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

       We do not maintain any directors and officers liability insurance policy.

                                    BUSINESS

Overview

       We develop, market, and sell software solutions and information services to the insurance and related industries. Our software solutions and services automate, integrate, manage and quicken claims processing and communication among participants in claims handling and underwriting processes. Bluebook Holding conducts virtually all of its business through its wholly owned subsidiary, Bluebook International.

       Our mailing address and executive offices are located at 21098 Bake Parkway, Suite 100, Lake Forest, California 92630-2163. Our telephone number is
(949) 470-9534. Our corporate website is www.bluebook.net. Information contained on the website is not a part of this registration statement.

Background

       Gama Computer Corporation, or Gama, was incorporated on December 17, 1997, as a Delaware corporation. Gama acquired Bluebook International, through an exchange reorganization, effective as of October 1, 2001 followed by a merger of Bluebook International into a wholly-owned, transitory subsidiary. As a result of the exchange reorganization and merger, Bluebook International's stockholders acquired control of Gama and Bluebook International became a wholly-owned subsidiary of Gama. Gama then changed its name on November 6, 2001 to The Bluebook International Holding Company and its subsidiary changed its name to Bluebook International, Inc.

       Bluebook International was incorporated in Nevada on December 5, 2000, succeeding operations that began in 1964. Daniel E. Josipovich and Dorothy E. Josipovich, as sole proprietors under the trade name, "The Bluebook of Cleaning, Reconstruction and Repair Costs" and related names, sold all of the assets of their business to Bluebook International effective as of September 15, 2001.

       Since 1964, THE BLUEBOOK (The Bluebook of Cleaning, Reconstruction and Repair Costs) has been a reference for the insurance, cleaning, construction, reconstruction, repair and service industries. THE BLUEBOOK is a book and is printed in both a desktop and pocket sized format. THE BLUEBOOK contains average unit costs pricing for residential structures that is utilized specifically within the insurance, construction and related industries. THE BLUEBOOK has an estimated readership of many thousands of readers and is widely known and utilized by professionals in the insurance repair and related industries that create cost estimates for residential and light commercial structures. In 1982, Bluebook introduced its estimating software program, "B.E.S.T." (Bluebook Estimating Software Technology), which incorporated THE BLUEBOOK's proprietary database to automate the calculations and many processes that are involved in creating repair and replacement cost estimates.

Products and Services

      For years, the insurance industry has been plagued with, among others, excessive loss adjustment expenses, increased litigation, fraud, undervaluation of premiums and increased complexity of underwriting and claims handling process. Significant costs are being attributed to delays in paper-based communication and the decentralization of information within the insurance and related industries.

      We believe our software solutions will help insurers mitigate losses and assist in the direct delivery of information to the required participants, (e.g. adjusters, contractors, inspectors, attorneys, independent experts, etc.). Our solutions were designed to more accurately price, process and manage the underwriting and claims process. We believe that the future market for underwriting and claims management solutions will be lead by the providers of products that simplify the management of this process and significantly reduce risk associated with carrier non-compliance and underinsurance. Therefore, our initiatives are aimed at making it easier for among others, insurers, policyholders, adjusters and contractors to communicate and do business in a near-paperless environment.

      We believe our principal software solutions will expand the size and scope of our target markets and enhance our revenue potential. These software solutions may open up many new options for the utilization of our software solutions as an installed or a remotely accessed (via the Internet) software solution.

B.E.S.T.7

       B.E.S.T.7 is a stand alone, residential and light commercial estimating software solution for use on desktops, laptops, pen-based units and the Tablet PCs. B.E.S.T.7 is scalable for multi-user environments and contains Bluebook's proprietary database, training tutorial and estimating engine. B.E.S.T.7 provides the estimator with industry specific tools to estimate repair cost of damage for various residential and light commercial structures.

B.E.S.T.8

      The B.E.S.T.8 product is the Company's Internet integrated release. The plans are to complete this product in two phases. The first phase release will include enhancements of the estimating features of B.E.S.T.7, however, it will allow for claims estimates and data to be delivered via the Internet. The first Phase is expected to be released in the first quarter of 2005. The second phase release is being designed to include an enhanced and integrated web-based access and delivery system where customers can access the solution via the Internet without having to install the solution on a local hard drive. The delivery date of this software solution is expected to be the second or third quarter of 2005.

      In addition to THE BLUEBOOK, B.E.S.T.7 and B.E.S.T.8, we offer the following principal software solutions:

       Labor and Materials Database

       Bluebook has built a Labor, Material and Equipment database for the cleaning, repair and replacement of residential structures to include probable depreciation for many thousands of types of materials. This database is built into our software solutions and is used to estimate the cost of cleaning, repair and replacement of a residential structure including, in most cases, the average material depreciation.

       B.E.S.T.Net and B.E.S.T.Central


       B.E.S.T.Net - Delivers insurance claims electronic to adjusters or insurer selected claims professionals. It centralizes claims information for easy access via the web in a standard file format that can be utilized across multiple platforms. B.E.S.T.Net integrates with B.E.S.T.Central and delivers and manages claims information electronically via the web to claims professionals who are authorized to do the work and finalize the claim. B.E.S.T.Net and B.E.S.T.Central were designed to provide the insurer, and the vendor, (e.g. contractor, subcontractor, estimator, independent adjuster, etc.) with the ability to access, edit and assign insurance claims electronically in order to reduce the amount of paper intensive processing and usage and delays in the delivery of information to required participants in the claims process.


       InsureBASE

       InsureBASE is an automated residential property information solution that uses THE BLUEBOOK data to estimate the replacement cost of a residential structure less the cost of the land to help insurers and homeowners calculate the replacement cost of a single family structure. By automating the entry of data fields, (e.g., number of bedrooms, bathrooms, square feet, number of stories, etc,) as provided by First American Real Estate SolutionFs, this system, with the proper use, can calculate replacement cost for residential properties throughout the United States. InsureBASE can also provide current market value, property characteristics and an array of neighborhood and other underwriting information. InsureBASE is delivered via the Internet to insurers, adjusters, agents and other related insurance professionals involved in the insurance claims and underwriting process. We believe that this product can minimize underinsurance and reduce liability by insuring residential properties to proper insurance levels covering the insured in the event of a total loss. The Company has completed development of InsureBASE and is marketing and selling the solution.

       Insure To Value

       Insure to Value uses the same software and Bluebook database as InsureBASE, however, it does not include the automation of data fields from First American Real Estate database. Insure to Value can generate a replacement cost, however, the general property information, (e.g. number of bedrooms, bathrooms, square feet, number of stories, etc,) has to be entered manually by the user.

       B.E.S.T. HIU (Home Inspection Underwriting)

       HIU is a solution that was developed to incorporate the functionality required by insurers to easily monitor and manage the inspection process in the field while delivering the automated Replacement Cost Calculations delivered from InsureBASE. HIU is a comprehensive, automated solution that was designed to assign, dispatch and deliver, via the Internet, electronic inspection information to and from the field, in single.

Strategic Partners

       We work with the following industry-leading companies to facilitate the development and marketing strategy of our technologies, products and services:

       Microsoft

       We are part of a Microsoft initiative in the financial services industry called the Insurance Value Chain, or IVC. We are also a Microsoft Certified Partner which requires the company to have qualified personnel with certain credentials from Microsoft in the installation, use and training of their solutions. The IVC (insurance value chain) is being marketed and promoted through Microsoft and its community of partners that work today with the insurance industry. The IVC was developed by Microsoft as part of a plan to deliver integrated insurance solutions to the insurance industry. The IVC technologies intend to deliver scalable, enterprise-level, ready software solutions that significantly reduce the time it takes to implement solutions in the insurance industry whereby producing faster return on insurer investment and provide alternative solutions for existing in-place technology that, in many cases, limits modernization. Other partners of the value chain include: EDS, Avenade, Hewlett Packard and other Microsoft partners and invited participants that play an active role in the deployment, implementation, integration and support of IVC partner products and services. Bluebook's role in the IVC is to provide software solutions for underwriting, claims facilitation, management, auditing and estimating.

       Hewlett-Packard


      We entered into an agreement with Compaq, which was subsequently acquired by Hewlett-Packard, Inc., to promote jointly our B.E.S.T.Net and B.E.S.T.Central software solutions on Compaq's technology and services. Compaq agreed to promote our products to its insurance customers through its existing insurance related sales, marketing and distribution channels. Compaq can also provide assistance with deployment, implementation, integration and support.


       Basis100


       Basis100, Inc. acquired by the First American Corporation, and Bluebook jointly launched InsureBASE in late 2003, a software solution that integrates with Bluebook's replacement cost calculator and Basis100's automated property valuation technology, or AVM. Basis100 is a software solutions provider for the financial services industry. By combining technologies, this scalable underwriting analytical tool can assist with mitigating risks associated with determining and maintaining accurate replacement cost values for residential purposes.


       Intuit

       Our B.E.S.T.7 field estimating software integrates with Intuit's Quickbooks accounting software program. We are one of Intuit's partners in the construction and insurance industries.

Distribution


       We market and sell THE BLUEBOOK and B.E.S.T.7 products primarily through the mail, conventions and the Internet using the interactive sales tool on Microsoft's terminal services solution. B.E.S.T.Central and B.E.S.T.Net will be sold by direct, on-site demonstrations or by authorized partners and resellers. The process for the delivery of these software solutions usually requires a demonstration and the response to a Request for Proposal or a Proof of Concept. Independent vendors such as policyholders, contractors and sub-contractors who desire to utilize these systems to electronically receive assignments, will be able to purchase a compatible license to B.E.S.T.Central or use a portal connection or an integrated version of the installed B.E.S.T.8 software. We plan to sell and deliver software updates and upgrades using the Internet or by delivery of a compact diskette.


Customers


       Our existing base of users of THE BLUEBOOK includes thousands of insurance companies, contractors and service providers. We continue our sales of THE BLUEBOOK and also have several hundred installations of our B.E.S.T.7 estimating software solution. We have two customers of InsureBASE and expect to demonstrate, test and sell B.E.S.T.Net and B.E.S.T.Central to our existing and new client base through direct sales and our strategic partners.


       We expect these arrangements to lead to licensing of our software solutions. We are in discussions or have signed proof of concept agreements with several insurance carriers and providers for the use of InsureBASE, B.E.S.T.7, B.E.S.T.Net or B.E.S.T.Central products.

Development of Products


      The industry in which we compete is subject to rapid technological developments, evolving industry standards, changes in customer requirements and new product introductions. As a result, our success depends, in part, on our ability to continue to enhance our existing software solutions and to develop and introduce new software solutions that improve performance and reduce total cost associated with the insurance claim process. We have invested significantly in product development. We continue to enhance and extend our products and to increase the efficiency, performance and management capabilities of our data, estimating, underwriting and claims management solutions.

       For the years ended December 31, 2003 and December 31, 2002, we invested $809,186 and $3,047,144 in development of our products, respectively. Funds for these investments came from revenues from operations, loans from officers and loans from investors. These costs were primarily for the development of our B.E.S.T.7, B.E.S.T.8, B.E.S.T.Net, B.E.S.T.Central and InsureBASE products. We expect to maintain our high level of investment in development of products; however, once the development of B.E.S.T.Net and B.E.S.T.Central is complete, we expect our development costs to decrease.


Competition

       We believe our primary competition is from Xactware, Inc., Marshall & Swift and Simsol Software, Inc.


       As the market for our products evolves, additional technologies may become available for estimating, underwriting, and claims management and processing. Software companies, insurance companies or other companies may develop competitive products. To the extent that these products provide the ability to integrate information from, among other participants, the agent, insurer, administrator, vendor and supplier into the end-to-end process, they may compete with our current and future products. We believe the competitive factors in this market include product performance and features, product reliability, price, ability to meet delivery schedules, customer support and technical support.


       Although we include the use of Bluebook's proprietary data, business rules and processes, some of our competitors have significantly greater human and financial resources. As a result, these competitors could adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products. These advantages could allow them to respond more quickly to changes in customer and market requirements. In addition, some of our competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional products from us. These competitors may also be able to persuade our customers to replace our products with their products. Increased competition may result in reduced product prices, lower gross margins, reduced profitability and reduced market share. We may not have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. There can also be no assurance that we will be able to compete successfully against current or future competitors or that current or future competitive pressures will not materially harm our business.

Intellectual Property and Royalties

       We rely on a combination of trademarks, copyrights and trade secrets that we have used, in some cases, for over forty years. We also rely on confidentiality agreements and other contractual restrictions with employees and third parties to establish and protect our proprietary rights. Despite these precautions, the measures we undertake may not prevent infringement of our proprietary technology and data. These measures may not preclude competitors from independently developing products with functionality or features similar to our products.

       We may receive in the future notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted against us in the future, and it is possible that past or future assertions could harm our operations and financial condition. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may require us to license back our technology or may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

       As part of the Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, we are obligated to pay a royalty to Daniel E. Josipovich and Dorothy E. Josipovich, co-founders of our business, in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by us, less any returns, rebates, discounts, allowances rejections and credits, and less the actual out-of-pocket costs and expenses incurred, except depreciation, reserves, taxes, interest and extraordinary expenses. As of December 31, 2003, under the above definition, we had negative net revenue, therefore no royalty expenses were accrued.

       Bluebook for Adjusters & Contractors, DeeJay Adjusting and Bluebook of Cleaning, Reconstruction and Repair Costs (including logos) are our trademarks. We further claim trademarks for B.E.S.T., B.E.S.T.Net, Insure to Value, InsureBASE and B.E.S.T.Central. We also own the following copyrights:

o     Adjuster/Contractor Bluebook Southern California Edition, (C) 1979;

o     "New" Bluebook for Adjusters & Contractors, (C) 1981;

o     The Bluebook for Agents, Adjusters and Contractors, (C) 1981, 1984;

o     Bluebook Estimating Systems Technology, (C) 1982;

o The Bluebook of Cleaning, Reconstruction and Repair Costs, (C) 1989, 1997, 1999; and

o The Bluebook of Cleaning, Reconstruction and Repair Costs, Pocket Editions, (C) 1989, 1999, 2000, 2001, 2002, 2003 and 2004.

Employees


       As of January 6, 2005, we had nine full-time employees. No employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with employees to be good. Competition for technical employees in the software industry continues to be significant. We believe that our success depends, in part, on our ability to hire, assimilate and retain qualified personnel. We cannot assure you that we will continue to be successful at hiring, assimilating and retaining employees in the future.


Executive Officers


       The following table sets forth information regarding our executive officers as of January 6, 2005:


Name                               Age   Position                                              Director
                                                                                               Since
Mark A. Josipovich                 38    Chairman of the Board, Chief Executive Officer,       2001
                                         President, and Treasurer
Daniel T. Josipovich               39    Chief Operating Officer and Director                  2001

       Mark A. Josipovich is our Chairman of the Board, Chief Executive Officer, President, and Treasurer. His responsibilities include guiding the business through strategic milestones to ensure focus and conformity. He also assists in the negotiation of contractual agreements; supporting the sales operation by assisting in the pre-sale process; coordinating and preparing proposals; and performing ancillary administrative functions. Over the past 16 years, Mark has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development.

       Daniel T. Josipovich, our Chief Operating Officer and Director, designed, directed and managed development of Bluebook's most innovative products for the past 22 years. He is also directly involved in marketing. Daniel has held various positions with Bluebook including management of marketing, staffing, day-to-day operations and product development.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and supplementary data referred to in this registration statement.


       This discussion contains forward-looking statements that involve risks and uncertainties. Such statements, which include statements concerning future revenue sources and concentration, selling, general and administrative expenses, research and development expenses, capital resources, additional financings and additional losses, are subject to risks and uncertainties, including, but not limited to, those discussed in this registration statement under "Risk Factors," that could cause actual results to differ materially from those projected. The forward-looking statements set forth in this registration statement are as of January 6, 2005, and we undertake no duty to update this information. See "Cautionary Statement About Forward-Looking Information" on page 5 of this prospectus.

Recent Events

       In September 2004 we issued 57,775 shares of Rule 144 common stock as settlement of $87,100 of debts to certain consultants and employees. We also issued 10,000 shares of Rule 144A common stock as a partial payment of a $30,000 loan from a related party and issued 3,000 shares of Rule 144 common stock in connection with the settlement of outstanding litigation. In October 2004, the Company increased its number of authorized shares of common stock from 50,000,000 to 150,000,000 shares. The Company issued 2,773,333 shares of common stock upon conversion of 2,050 shares of Series B Convertible Preferred Stock, being all of the outstanding shares of Series B Convertible Preferred Stock. The Company also settled $1,040,874 of debts owed to certain members of the Company's management and stockholders through the issuance of 1,387,833 shares of Rule 144 common stock at the same price per share as the Series B Convertible Preferred Stock conversion price.

       Following the conversion of Series B Convertible Preferred Stock and the settlement of debts, the Company authorized a one-for-twenty reverse stock split. The reverse stock split was effective November 17, 2004. All share and per share amounts in this prospectus have been adjusted to reflect the November 17, 2004 reverse stock split unless noted.

       On November 19, 2004 the Company issued to accredited investors, pursuant to a Securities Purchase Agreement, 2,131,033 shares of common stock of the Company and warrants to purchase an aggregate of 426,206 shares of common stock for an aggregate consideration of $2,237,585. The warrants issued to the accredited investors have an exercise price of $1.31 per share and are exercisable immediately. In addition, the Company issued a warrant to purchase 170,483 shares of common stock to the placement agent for the transactions contemplated by the Securities Purchase Agreement. The warrant issued to the placement agent has a term of five years and an exercise price of $1.15 per share and is exercisable immediately.

       Following this sale, the Company;

       o issued a total of 418,074 shares of common stock to a creditor of the Company in settlement of debts totaling $438,978 pursuant to a Convertible Promissory Note issued by the Company in August 2004;

       o issued a total of 10,000 shares of common stock to another creditor of the Company in settlement of debts totaling $10,000 pursuant to a Share Purchase Agreement dated November 8, 2004;

       o issued a total of 306,667 shares of common stock to a consultant to the Company for consulting services rendered; and

       o may issue a warrant to purchase 90,000 shares of common stock at a price of $1.40 per share to a consultant as a bonus payment.

These shares and warrants, as well as the shares underlying the warrant issued to our placement agent, Roth Capital Partners, LLC are not being registered under this prospectus.

       On December 23, 2004, the Company filed a Form S-8 registration statement registering 306,667 shares of the Company's common stock, $0.0001 par value per share, which are to be offered upon the terms and subject to the conditions set forth in the Engagement Letter, dated October 8, 2004, between the Company and a consultant.

Results of Operation

       Comparison of nine months ended September 30, 2004 to nine months ended September 30, 2003


       Our revenues are derived primarily from sales of our B.E.S.T. software solutions and THE BLUEBOOK. Net revenues for the nine months ended September 30, 2004 increased by $10,894 or 2% to $547,857 compared with net revenues of $536,963 for the nine months ended September 30, 2003. Revenue increased primarily from a change in the estimate for the sales life of the B.E.S.T.7 product. This limited increase in revenue was due to the Company having limited cash to spend on sales and marketing. We expect revenue to increase in the fourth quarter as we commence sales on our InsureBASE and Insured to Value software solutions and continue sales of THE BLUEBOOK and our B.E.S.T. estimating software solution.


       Selling, general and administrative expenses decreased by $489,747 or 29% to $1,191,235 for the nine months ended September 30, 2004 compared to $1,680,982 for the nine months ended September 30, 2003. This decrease is due primarily to a reduction in the workforce, decrease in legal, accounting, and other professional expenses associated with the development and marketing of new software, preparation of business plan, litigation and reporting obligations. We expect selling, general and administrative expenses to increase in the near future as we plan to hire new sales professionals, increase marketing and complete our corporate restructuring.

       Depreciation and amortization for the nine months ended September 30, 2004 decreased by $40,484 or 22% to $145,348 compared to $185,832 for the nine months ended September 30, 2003. This decrease was primarily due to some of our assets being fully amortized in the first quarter 2004.

       Interest expense for the nine months ended September 30, 2004 increased by $20,963 or 259% to $29,058 compared to $8,095 for the nine months ended September 30, 2003. This increase was primarily due to an increase in notes payable.

       For the nine months ended September 30, 2004, we had a net loss of $817,784 or $0.52 per share, compared with a net loss of $1,338,746 or $0.93 per share for the nine months ended September 30, 2003. The decrease in net loss for the nine months ended September 30, 2004 is primarily attributable to decreased general and administrative expenses and depreciation and amortization.

       Comparison of Year Ended December 31, 2003 to Year Ended December 31,
2002


       Net revenues for the year ended December 31, 2003 were $705,657, a decrease of $153,548 or 18% compared with net revenues of $859,205 for the year ended December 31, 2002. Revenue from the sales of B.E.S.T software products was $527,392 for the fiscal year ended 2003 as compared to $573,873 for the year ending 2002, a decrease of $46,481 or 9%. This decrease is the result of our inability to recognize certain revenue and the Company having limited cash to spend on marketing as a result of increased legal, accounting and consulting fees. Revenue from the sales of The Bluebook handbook was $166,548 for the year ended 2003 as compared to $285,332 for the year ended 2002, a decrease of $118,784 or 42%. This decrease is the result of the Company having limited cash to spend on marketing. Historically, sales of THE BLUEBOOK were the principal source of our revenues. However, with our latest generation technologies of Insure to Value, InsureBASE, B.E.S.T.Net and B.E.S.T.Central, we expect revenues to increase over the next several quarters. As a result, revenues from these software solutions will become the principal sources of our total revenue.


       Although our revenue is not currently concentrated among a relatively small number of customers, we expect that a significant portion of our future revenues will come from sales of new products, Insure to Value, InsureBASE, B.E.S.T.Net and B.E.S.T.Central, to a relatively smaller number of customers. Therefore, in the future, the loss of any one significant customer, or a decrease in the level of sales to any one significant customer, could harm our financial condition and results of operations.

       Selling, general and administrative expenses for the year ended December 31, 2003 were $2,003,986, an increase of $270,220 or 16% compared to $1,733,766 for the year ended December 31, 2002. This increase was primarily the result of increased legal, accounting and consulting expenses. Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in marketing and sales, corporate executives, professional fees, corporate legal expenses, other corporate expenses and facilities expenses. We believe that continued investment in sales and marketing is critical to the success of our strategy to expand relationships with our strategic partners and existing base of users of our products, including insurance companies, contractors and service providers to the insurance and related industries. The selling, general and administrative expenses in fiscal year 2004 increased in absolute dollars. However, our operating expenses increased more slowly than revenue increases.


       Depreciation and amortization was $247,920 for the year ended December 31, 2003, an increase of $141,244 or 132% compared to $106,676 for the year ended December 31, 2002. The increase was primarily due to amortization of B.E.S.T.7. that started in 2003. Our depreciation and amortization decreased in 2004.


       Interest expense for the year ended December 31, 2003 was $13,880, a decrease of $8,821 or 64% compared to $22,701 for the year ended December 31, 2002. The decrease was primarily the result of a reduction in borrowings.

       We had a net loss of $1,560,129 for the year ended December 31, 2003, compared to a net loss of $1,003,938 for the year ended December 31, 2002. The increase in net loss was primarily attributable to increased selling, general and administrative expenses and depreciation and amortization.

       Comparison of Year Ended December 31, 2002 to Year Ended December 31,
2001

       Net revenues for the year ended December 31, 2002 were $859,205, an increase of 24% compared with net revenues of $694,097 for the year ended December 31, 2001. Revenue from the sales of B.E.S.T software products was $573,873 for the fiscal year ended 2002 as compared to $505,196 for the year ending 2001, an increase of $68,677 or 14%. This increase is the result of an increase in unit sales of our software products. Revenue from the sales of The Bluebook handbook was $285,332 for the year ended 2002 as compared to $188,901 for the year ended 2001, an increase of $96,431 or 51%. This increase is the result of an increase in unit sales of THE BLUEBOOK. Historically, sales of THE BLUEBOOK and B.E.S.T.7 were the principal source of our revenues.

       Selling, general and administrative expenses for the year ended December 31, 2002 were $1,756,467, an increase of $739,951 or 65% compared to $1,016,516 for the year ended December 31, 2001. Selling, general and administrative expenses consisted primarily of salaries and related expenses for personnel engaged in marketing and sales, corporate executives, human resources, professional fees, corporate legal expenses, other corporate expenses and facilities expenses. The increase in selling, general and administrative expenses was primarily due to the expansion of our sales and marketing group, increased direct selling expenses, additional headcount and other expenses necessary to manage and support increased levels of business activity.

       Depreciation and amortization was $106,674 for the year ended December 31, 2002, an increase of $12,421 or 13% compared to $94,253 for the year ended December 31, 2001. The increase was primarily due to additional assets that were acquired in 2002, including software, office equipment and new furniture and fixtures for our new office.

       We had a net loss of $1,003,938 for the year ended December 31, 2002, compared to a net loss of $538,283 for the year ended December 31, 2001. The increase in net loss was primarily attributable to increased selling, general and administrative expenses and depreciation and amortization.

Liquidity and Capital Resources

       As of September 30, 2004, we had cash of $136,326, a net working capital deficiency of $3.1 million and an accumulated deficit of $3.97 million.


       In September 2004, we issued 57,775 shares of Rule 144 common stock as settlement of $87,100 in debt to certain consultants and employees. We also issued 10,000 shares of Rule 144 common stock as partial payment of a $30,000 loan from a related party.

       In October 2004, we issued 2,733,333 shares of common stock to convert 2,050 previously issued shares of our Series B Convertible Preferred Stock. We also settled $1,040,874 of debts owed to certain members of the Company's management and stockholders through the issuance of 1,387,833 shares of Rule 144 common stock at the same price per share as the Series B Convertible Preferred Stock conversion price. Following the conversion of our Series B Convertible Preferred Stock and the settlement of debts, we authorized a one-for-twenty reverse stock split. The reverse stock split was effective November 17, 2004.

      Following the reverse stock split, we issued to accredited investors, pursuant to a Securities Purchase Agreement effective as of November 19, 2004, 2,131,033 shares of common stock of the Company and warrants to purchase an aggregate of 426,206 shares of common stock for an aggregate consideration of $2,237,585. The warrants issued to the accredited investors have an exercise price of $1.31 per share and are exercisable immediately. In addition, we issued a warrant to purchase 170,483 shares of common stock to our placement agent, Roth Capital Partners, LLC, for the transactions contemplated by the Securities Purchase Agreement. The warrant issued to the placement agent has a term of five years and an exercise price of $1.15 per share and is exercisable immediately.

       Following this sale, the Company;

       o issued a total of 418,074 shares of common stock to a creditor of the Company in settlement of debts totaling $438,978 pursuant to a Convertible Promissory Note issued by the Company in August 2004;

       o issued a total of 10,000 shares of common stock to another creditor of the Company in settlement of debts totaling $10,000 pursuant to a Share Purchase Agreement dated November 8, 2004;

       o issued a total of 306,667 shares of common stock to a consultant to the Company for consulting services rendered; and

       o may issue a warrant to purchase 90,000 shares of common stock at a price of $1.40 per share to a consultant as a bonus payment.

These shares and warrants, as well as the shares underlying the warrant issued to our placement agent, Roth Capital Partners, LLC are not being registered under this prospectus.

       As of January 6, 2005, following the Company's debt settlements and the private placement in the fourth quarter of 2004, our total indebtedness was approximately $890,000.


       Our 2004 operations and investment activities have been funded primarily through sales, loans from related and non-related parties and cash existing at December 31, 2003. We have no material commitments for capital expenditures as of September 30, 2004.

       Net cash provided from operating activities was $3,280 during the nine months ended September 30, 2004 and net cash used for operating activities was $1,019,258 for the same period in 2003. This increase in net cash from operating activities was primarily due to an increase in revenue, a decrease in legal and accounting expenses and a decrease in salary expenses.

       Net cash flows used in investing activities was $419,485 for the nine months ended September 30, 2004 and $585,978 for the same period in 2003. The decrease in cash used for investing activities was primarily due to the completion of software solutions and the reduction in development of new software solutions.

       Net cash flows provided from financing activities was $507,700 for the nine months ended September 30, 2004 and $115,000 for the same period in 2003. The increase in cash provided from financing activities was primarily due to additional borrowings.


       Our business plan projects a positive cash flow from operations and positive net earnings in fiscal year 2005. However, the Company will incur additional software development costs associated with implementation and deployment of its software and additional improvements and enhancements to its technology during the course of its business. Although we expect the customer to reimburse costs associated with the delivery of our software solutions, in some cases, the terms of reimbursement may be included as part of the product per transaction fee, monthly payment, at terms extended up to 120 days or may be included as part of the sale of the software. If we exceed our current development and sales efforts of InsureBASE, B.E.S.T.Net and B.E.S.T.Central, or if we meet our projected sales targets of B.E.S.T. and Insure to Value, we believe we will have sufficient working capital from these sales to fund operations going forward. However, if these sales are delayed or fall short of our expectations, we will need to raise additional capital to meet this shortfall. If we were not successful in raising sufficient additional working capital, we may need to reduce operating expenses through reductions in sales and development personnel and take other steps to restructure our operations. Although we do not expect to incur a significant adverse impact on sales and development of THE BLUEBOOK and estimating software solutions, current products and services, our development of additional products and other services would likely be adversely affected or suspended altogether from such cost reductions.

       Our primary short-term needs for capital are our product development efforts, our sales, marketing and administrative activities, working capital associated with increased sales of our software solutions, and capital expenditures relating to maintaining and developing our operations. Our future liquidity and capital requirements will depend on numerous factors, including the extent to which our present and future software solutions gain market acceptance, the extent to which products, solutions or technologies under development are successfully developed, the costs and timing of expansion of sales, marketing and manufacturing activities, the cost, the procurement and enforcement of intellectual property rights important to our business and the results of competition.


Off-Balance Sheet Arrangements


       The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its investors.


Commitments and Contingencies

       Concentration of Credit Risk

       The Company's financial instruments that are exposed to concentrations of credit risk consist principally of cash and receivables. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash. The Company's trade receivables are due from a broad customer base and each individual receivable amount constitutes a relatively small value.

       Consulting Agreement

       In August 2004, the Company engaged an investment banking firm to act as a financial advisor and placement agent. Upon successful placement, the Company agreed to pay up to 8% of the gross proceeds received from the sale of securities and reimburse its out-of-pocket expenses up to $20,000. Furthermore, upon the closing of an offering, the Company agreed to grant the firm warrants for the purchase of an amount equal to 8% of the securities issued in the offering. The warrants are exercisable for cash or on a cashless basis into securities similar to those issued as part of the offering, having a strike price equal to 110% of the offering price and have a term of five years.

       Registration of Shares on Form S-8

       On December 23, 2004, the Company filed a Form S-8 registration statement registering 306,667 shares of the Company's common stock, $0.0001 par value per share, which are to be offered upon the terms and subject to the conditions set forth in the Engagement Letter, dated October 8, 2004, between the Company and a consultant.

       Loan Agreement

       On March 31, 2004, we entered into a loan agreement for $120,000. The loan bears interest at the rate of 10% per annum, and is due April 1, 2005. The loan is secured by the Company's accounts receivable, tax refunds, deposit accounts, and cash and cash equivalents. If the collateral securing the loan is insufficient, the loan is also secured by the shares of the Company's common stock held by Mark A. Josipovich, our Chairman of the Board, Chief Executive Officer, President, and Treasurer. The loan is subject to certain preservation of corporate status covenants which the Company was in compliance with as of September 30, 2004.

       Office Lease Agreement

       In September 2004, the Company entered into a new lease agreement for the office space that currently being occupied by the Company. The lease will expire in September 2005 at which time may be extended for renewal in successive one year terms.

       Employment Agreements

       In September 2001, Bluebook International entered into employment agreements with Mark A. Josipovich and Daniel T. Josipovich for a term of two years with an automatic extension of successive one-year periods.

       Effective October 1, 2001, Bluebook Holding assumed these agreements and expanded the services to include each person's executive position. Under these agreements, Mark A. Josipovich is employed as the Chief Executive Officer, President, and Treasurer, and Daniel T. Josipovich is employed as the Chief Operating Officer, each with an annual salary of $180,000, plus health insurance benefits, term life insurance benefits and the right to participate in any future employee stock option, retirement, profit sharing or other benefit plans offered in the future to similarly situated employees. The employment agreements also contain indemnification and confidentiality provisions. The agreements also provide that we should reimburse the employee for all reasonable and necessary expenses incurred on our behalf. In the event of termination without cause by Mark A. Josipovich or Daniel T. Josipovich or termination with cause by us, Mark
A. Josipovich and Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination. In the event of termination with cause by Mark A. Josipovich or Daniel T. Josipovich or termination without cause by us, Mark A. Josipovich or Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination and the total amount of annual salary from the date of termination until the end of the term of the employment agreements.


       License of InsureBASE software solution

       On November 11, 2003 we signed an agreement with the Underwriters Rating Board, a trade association of insurance companies, to license the InsureBASE software solution. The URB account is of particular importance to us because it demonstrated that an industry association selected our software solutions ahead of those offered by the market leader and other competitors. The InsureBASE solution was able to accommodate the demands of URB in that its proprietary architecture meet the connectivity needs of at least 37 URB member insurance companies.


Legal Proceedings


       As of January 6, 2005, we are not subject to any pending legal proceedings that would be deemed material to our business. From time to time, we may be subject to certain routine litigation that is incidental to our business.

       On February 3, 2003, Bluebook was named a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. The Diamond case was recently settled by the Company and the plaintiffs. In the Diamond case, plaintiffs alleged that Bluebook wrongfully withheld the issuance and delivery of plaintiffs' shares of Bluebook common stock, thereby damaging plaintiffs in the loss of the value of their Bluebook stock. On November 10, 2004, the Company and the plaintiffs entered into a settlement agreement pursuant to which all parties agreed to a general release of their claims and the Company agreed to pay $64,120 and issue 3,000 shares of common stock to certain of the plaintiffs.

      On April 24, 2003, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its approximately 5.3 million shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. These shares represent 265,825 shares of the Company's common stock. In addition, Cotelligent agreed to deliver source code developed by Cotelligent for Bluebook pursuant to the consulting services agreement.

Critical Accounting Policies


       Our discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these Consolidated Financial Statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to the useful life of the assets and deferred revenue. We base our estimates on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

       The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results that we report in our Consolidated Financial Statements. The SEC considers an entity's most critical accounting policies to be those policies that are both most important to the portrayal of a company's financial condition and results of operations and those that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain at the time of estimation. We believe the following critical accounting policies, among others, require significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

o     Revenue recognition; and

o     Computer software to be sold, leased or otherwise marketed.

       We account for internally developed and purchased software in program development costs in accordance with Statement of Financial Accounting Standard No. 86 (SFAS No. 86), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The capitalization of computer software begins upon the establishment of technological feasibility of the product, which we have defined as the completion of beta testing of a working product. Costs of purchased computer software that has no alternative future use is accounted for in the same manner as the costs incurred to internally develop such software. Costs of purchased computer software is capitalized and accounted for in accordance with its use. Capitalized costs include only (1) external direct costs of material and services consumed in developing or obtaining internal-use software, and (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

       Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over the expected life of the product.

       We regularly review the carrying value of software and development to determine if there has been an impairment loss that needs to be recognized.

       Revenue is recognized when earned. Our revenue recognition policies for our existing revenues are in compliance with American Institute of Certified Accountants Statements of Position 97-2 and 98-4, "Software Revenue Recognition." Revenue from sales of The Bluebook and other ancillary products is recorded when the products are shipped. Revenue from the sale of a license agreement is recognized ratably on a straight-line basis over the product's life cycle. Certain contracts specify separate fees for the software and the ongoing fees for maintenance and other support. If sufficient verifiable objective evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue for each element is recognized as appropriate. Revenue received or receivable in advance of performance of services is deferred and included in deferred revenue.

Recent Accounting Pronouncements


       In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin, or SAB, No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB 105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate.

       The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material impact on the financial statements.


       In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Company does not expect that the adoption of SFAS No. 149 will have a significant effect on the Company's financial statement presentation or disclosures.


       In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect that the adoption of SFAS No. 150 will have a significant effect on the Company's financial statement presentation or disclosures.

       In January 2003, (as revised in December 2003) The Financial Accounting Standards Board, or FASB, issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin, or ARB No. 51, "Consolidated Financial Statements." Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

       Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

       Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

       Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

                                   PROPERTIES

Description of Property

       Our principal administrative, sales and marketing, customer support, and research and development facilities are located in approximately 3,732 square feet of leased office space in Lake Forest, California. We sublease this office space from Carl Zeiss IMT Corporation, a New York corporation. The master landlord of the premises is Pacific Gulf Properties, a Maryland Corporation, which assigned its interest in the underlying lease to Cal-West Industrial Properties, LLC, a California limited liability company. In September 2004, we entered into a new lease agreement for this office space. The lease will expire in September 2005 at which time may be extended for renewal in successive one year terms. The monthly base rent for our current facility for year one is $4,441.08, and thereafter, we must pay as additional rent, our proportionate shares of expenses and taxes, initially estimated to be $1,418.16 per month.

Investment Policies

       We do not have any policies with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       As part of an Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, the Company is obligated to pay a royalty to Daniel E. and Dorothy E. Josipovich in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by the Company, less any returns, rebates, discounts, allowances, rejections and credits, and less the actual out-of-pocket costs and expenses incurred, except depreciation, reserves, taxes, interest and extraordinary expenses. As of December 31, 2003 and 2002, under the above definition, the Company has negative net revenue; therefore no royalty expenses were accrued.


       Effective as of January 1, 2002, Bluebook International entered into a consulting agreement with Daniel E. Josipovich, father of the Company's executive officers Mark A. Josipovich and Daniel T. Josipovich. Aggregate fees paid or payable to Daniel E. Josipovich, for consulting services rendered and related expenses during the years ended December 31, 2003 and 2002 were $150,000 and $189,708, respectively.


       Paul D. Sheriff, a Director, serves as President of PDSA, Inc., one of the Company's consultants. Aggregate fees billed to us by PDSA for consulting services rendered during the year ended December 31, 2002 was $158,770, and is included in Programming costs. As of December 31, 2003, accounts payable includes $95,000 due to this vendor. We believe that the services rendered to us by PDSA were on terms no more favorable than those with unrelated parties.

       In August 2002 we entered into a Stock Purchase Agreement with Cotelligent, Inc. in which we agreed to sell Cotelligent approximately 5.3 million shares of our Series C Convertible Preferred Stock for $5.1 million in two tranches. The first tranche closed in August 2002 in which Cotelligent purchased approximately 3.055 million shares of Series C Convertible Preferred Stock with a combination of cash in the amount of $1.5 million and extinguishment of $2.1 million of outstanding accounts payable. The second tranche closed in December 2002 for the purchase of the remaining shares of Series C stock in cash in the amount of $1.5 million. In connection with this financing, we also entered into the Consulting Agreement with Cotelligent under which Cotelligent was to complete development of B.E.S.T.Net and B.E.S.T.Central, which was recently terminated. Prior to termination of the Consulting Agreement, we paid Cotelligent $2,413,375 for its services. Pursuant to a mutual settlement agreement entered into by the Company and Cotelligent, all of the approximately 5.3 million shares of Series C Convertible Preferred Stock were converted into the same number of shares of our common stock on May 6, 2004. These shares represent 265,835 shares of the Company's common stock.


       In September 2004, we issued 57,775 shares of 144A common stock as settlement of $87,100 of debts to certain consultants and employees. The Company also issued 10,000 shares of Rule 144A common stock as a partial payment of a $30,000 loan from a related party.

       In October, 2004 related parties converted all 2,050 shares of the Company's outstanding Series B Convertible Preferred Stock pursuant to the terms thereof into 2,733,333 shares of common stock. Also in October, 2004 the Company issued a total of 1,387,833 shares of common stock in settlement of $1,040,874 of debts due to related parties upon the same conversion terms as those of the Series B Convertible Preferred Stock.

       During the nine months ended September 30, 2004, the Company incurred consulting fees of $112,500 that were accrued to a relative of the president and chief operating officer of the Company and is included in due to stockholders and related parties as of September 30, 2004. This amount was converted into shares of common stock in October 2004 as described above.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       Our common stock is quoted on the OTC Bulletin Board under the symbol "BBKH." The following table sets forth the high and low bid information of the common stock for the quarters indicated as quoted on the OTC Bulletin Board.


                                                2002                2003            2004(1)
                                          High        Low      High     Low     High      Low
                    First Quarter        $140.00    $93.00    $22.00   $6.00   $5.01    $0.80
                    Second Quarter       $139.00    $41.00    $15.00   $0.20   $6.00    $1.00
                    Third Quarter        $ 44.00    $24.00    $16.00   $1.20   $5.00    $2.40
                    Fourth Quarter       $ 40.00    $ 6.00    $13.00   $1.00   $8.00    $2.20

       Notes:

(1) Trading under ticker symbol BBIC through November 22, 2004 and under ticker symbol BBKH thereafter.

       The source of the above high and low bid information is the Yahoo! Finance website at http://finance.yahoo.com. The above quotations represent prices between dealers without adjustments for retail markups, markdowns or commissions and may not represent actual transactions. The stock prices above have been retroactively stated to reflect the 1 for 20 reverse stock split declared on November 17, 2004.

       According to the records of our transfer agent, we had 167 stockholders of record of our common stock at January 6, 2005.


       We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain future cash flows to finance our operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect to the payment of dividends and other factors that our Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION

The following table sets forth compensation information for our Chief Executive Officer and other executive officers as of the end of fiscal year 2004, 2003 and 2002.

                 Summary Compensation Table Annual Compensation

                                                                                                        Other Annual
      Name and Principal           Fiscal Year              Salary                     Bonus            Compensation
-------------------------------    -----------            -----------                ---------          ------------
Positions
Mark A. Josipovich                    2004                 $180,000(1)                     --                     --
President and Chief                   2003                 $180,000(2)                $39,500             $19,186(3)
Executive Officer                     2002                 $180,000                        --             $19,721(4)
Daniel T. Josipovich                  2004                 $180,000(5)                     --                     --
Chief Operating Officer               2003                 $180,000(6)                $35,800             $25,577(7)
                                      2002                 $180,000                        --             $25,233(8)

(1) Excludes $265,879 of debt in the form of accrued but unpaid compensation, which amount was paid off in November of 2004 upon receipt of 345,505 shares of the Company's common stock.

(2) Includes $128,834.76 that was deferred at the election of the executive officer, none of which amount has yet been paid to the executive officer.

(3) Includes reimbursement of $9,267 for automobile expenses and $9,880 for health insurance.

(4) Includes reimbursement of $7,746 for automobile expenses and $9,880.32 for health insurance.

(5) Excludes $358,113 of debt in the form of accrued but unpaid compensation, which amount was paid off in November of 2004 upon receipt of 477,484 shares of the Company's common stock.

(6) Includes $150,000.00 that was deferred at the election of the executive officer, none of which amount has yet been paid to the executive officer.

(7) Includes reimbursement of $15,658.36 for automobile expenses and $9,918 for health insurance.

(8) Includes reimbursement of $15,393.08 for automobile expenses and $8,593 for health insurance.

Employment agreements

       For a description of the Company's employment agreements see "Management's Discussion and Analysis of Financial Condition and Results of Operation - Commitments and Contingencies--Employment Agreements."

Director Compensation

       Our directors who are not employees of the Company are not paid annual cash fees, and do not receive any fees for attending the Board meetings or Committee meetings.

                                  LEGAL MATTERS

       Latham Watkins LLP, Costa Mesa, California will opine as to the validity of the common stock being offered by this prospectus.

                                     EXPERTS


       The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 included in the Prospectus have been audited by Weinberg & Company, P.A., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Bluebook's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm on experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement on Form SB-2 with the SEC, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about Bluebook and the common stock offered under this prospectus, you should read the registration statement, including its exhibits.

       We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC's web site is www.sec.gov.

       Our Internet web site is www.bluebook.net. The reports we file with or furnish to the SEC, including our annual report and quarterly reports, are available free of charge on our web site.

                          INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements                                                             Page

Independent Auditors' Report of Registered Independent Accounting Firm                    F-2

Consolidated Balance Sheet as of as of December 31, 2003                                  F-3

Consolidated Statements of Operations for the Years ended December 31, 2002 and           F-4
December 31, 2003

Consolidated Statements of Stockholders' Deficiency for the Years ended December 31,      F-5
2002 and December 31, 2003

Consolidated Statements of Cash Flows for the Years ended December 31, 2002 and           F-6
December 31, 2003

Notes to Consolidated Financial Statements as of December 31, 2002 and                    F-7 - F-15
December 31, 2003

Condensed Consolidated Balance Sheets as of September 30, 2004 (unaudited)
and December 31, 2003                                                                     F-16

Condensed Consolidated Statements of Operations for the nine months ended                 F-17
September 30, 2003 and September 30, 2004 (unaudited)

Consolidated Statements of Stockholders' Equity (Deficiency) for the nine months          F-18
ended September 30, 2004 (unaudited)

Condensed Consolidated Statements of Cash Flows for nine months ended                     F-19
September 30, 2003 and September 30, 2004 (unaudited)

Notes to Condensed Consolidated Financial Statements for the nine months ended            F-20 - F-24
September 30, 2004 (unaudited)

                Report of Independent Registered Accounting Firm

To the Board of Directors of
The Bluebook International Holding Company:

We have audited the accompanying consolidated balance sheets of The Bluebook International Holding Company and subsidiary (the "Company"), as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of The Bluebook International Holding Company, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's working capital deficiency of $1,912,156 and stockholders' deficiency of $2,551,670 as of December 31, 2003, net loss from operations of $1,560,129 and net cash used in operations of $819,511 in 2003, raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg & Company, P.A.
----------------------------
Weinberg & Company, P.A.
Boca Raton, Florida
May 14, 2004

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             AS OF DECEMBER 31, 2003

                                                                          2003             2002
                                                                      ------------    ------------
ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                       $     44,831    $  1,528,773
      Accounts receivable, net of allowance for doubtful accounts
        of $4,600 in 2003                                                   26,798          36,931
      Prepaid expenses and other                                            10,000          65,621
                                                                      ------------    ------------

      TOTAL CURRENT ASSETS                                                  81,629       1,631,325
                                                                      ------------    ------------

PROPERTY AND EQUIPMENT, net of accumulated depreciation
  of $148,546 and $98,890 in 2003 and 2002, respectively                    98,064          88,974
                                                                      ------------    ------------

OTHER ASSETS
Program development costs, net of accumulated amortization
  of $423,759 and $234,917, in 2003 and 2002, respectively               3,777,200       3,156,856
Intangible assets, net of accumulated amortization
  of $19,836 and $10,414, in 2003 and 2002, respectively                    24,885          32,808
Other assets                                                                 5,017           5,017
                                                                      ------------    ------------

      TOTAL OTHER ASSETS                                                 3,807,102       3,194,681
                                                                      ------------    ------------

      TOTAL ASSETS                                                    $  3,986,795    $  4,914,980
                                                                      ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
      Accounts payable and accrued expenses                           $  1,063,013    $    943,196
      Due to stockholders and related party                                484,688         107,491
      Deferred revenue                                                     241,084         205,614
      Note payable due to related party                                    205,000              --
                                                                      ------------    ------------

      TOTAL CURRENT LIABILITIES                                          1,993,785       1,256,301
                                                                      ------------    ------------

OTHER LIABILITIES
      Deferred revenue, net of current portion                                  --         105,540
      Series C convertible preferred stock, $0.001 par value,
        5,316,704 shares issued and outstanding, subject to
        mandatory redemption                                             4,544,680       4,544,680
                                                                      ------------    ------------

      TOTAL OTHER LIABILITIES                                            4,544,680       4,650,220
                                                                      ------------    ------------

COMMITMENTS AND CONTINGENCIES                                                   --              --
                                                                      ------------    ------------

STOCKHOLDERS' DEFICIENCY
      Series B Convertible Preferred Stock, $.0001 par value;
        5,000,000 shares authorized, 2,050 shares issued and
        outstanding                                                             --              --
      Common Stock, $.0001 par value; 150,000,000 shares authorized;
        1,436,671 shares issued and outstanding                                143             143
      Additional paid in capital                                           599,467         599,467
      Accumulated deficit                                               (3,151,280)     (1,591,151)
                                                                      ------------    ------------

                                                                        (2,551,670)       (991,541)
                                                                      ------------    ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                  $  3,986,795    $  4,914,980
                                                                      ============    ============

          See accompanying Notes to Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                        2003            2002
                                                    ------------   ------------
SALES, net                                          $    705,657   $    859,205
                                                    ------------   ------------

OPERATING EXPENSES
     Selling, general and administrative expenses      2,003,986      1,733,766
     Depreciation and amortization expenses              247,920        106,676
                                                    ------------   ------------

     Total Operating Expenses                          2,251,906      1,840,442
                                                    ------------   ------------

OTHER EXPENSE
     Interest Expense                                    (13,880)       (22,701)
                                                    ------------   ------------

     Total Other Expense                                 (13,880)       (22,701)
                                                    ------------   ------------

NET LOSS                                            $ (1,560,129)  $ (1,003,938)
                                                    ============   ============

Weighted average number of shares of
     common stock outstanding, basic and diluted        1,436,671      1,749,171
                                                    ============   ============

Loss per share, basic and diluted                   $      (1.09)  $      (0.57)
                                                    ============   ============

          See accompanying Notes to Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                    COMMON STOCK             PREFERRED STOCK
                             --------------------------  ------------------------      ADDITIONAL      ACCUMULATED
                                 SHARES       AMOUNT       SHARES        AMOUNT     PAID IN CAPITAL       DEFICIT          TOTAL
                             -------------  -----------  -----------  -----------  -----------------  --------------  --------------
Balance, January 1, 2002       1,936,671      $   193        2,050                       $ 599,417    $   (587,213)   $     12,397

Cancellation of stock           (500,000)         (50)                                          50                               -
Net loss in 2002                                                                                        (1,003,938)     (1,003,938)
                             -------------  -----------  -----------  -----------  -----------------  --------------  --------------
Balance, December 31, 2002     1,436,671      $   143        2,050            -            599,467      (1,591,151)       (991,541)
Net loss in 2003                                                                                        (1,560,129)     (1,560,129)
                             -------------  -----------  -----------  -----------  -----------------  --------------  --------------
Balance, December 31, 2003     1,436,671      $   143        2,050          $ -          $ 599,467    $ (3,151,280)   $ (2,551,670)
                             =============  ===========  ===========  ===========  =================  ==============  ==============


           See accompanying Notes to Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                     2003           2002
                                                                                 -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                    $(1,560,129)   $(1,003,938)
     Adjustment to reconcile net loss to net cash used in
         operating activities
              Depreciation and amortization                                          247,920        106,674
              Provision for bad debt expense                                           4,600
              Changes in operating assets and liabilities:
              (Increase) Decrease in Accounts receivable                               5,533        (36,931)
              (Increase) Decrease in Prepaid expenses and other                       55,621        (62,396)
              Increase in Accounts payable and accrued expenses                      119,817        744,140
              Increase in Due to stockholders and related party                      377,197        107,491
              (Decrease) in Deferred revenue                                         (70,070)       (28,289)
                                                                                 -----------    -----------
     NET CASH USED IN OPERATING ACTIVITIES                                          (819,511)      (173,249)
                                                                                 -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                              (58,746)       (24,961)
     Program development costs                                                      (809,186)      (947,144)
     Purchase of intangible assets                                                    (1,499)        (6,520)
     Other assets                                                                         --           (855)
                                                                                 -----------    -----------
     NET CASH USED IN INVESTING ACTIVITIES                                          (869,431)      (979,480)
                                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Loans from stockholder                                                          205,000             --
     Proceeds from sale of Series C Convertible Redeemable Preferred Stock                --      2,444,680
                                                                                 -----------    -----------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                       205,000      2,444,680
                                                                                 -----------    -----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                              (1,483,942)     1,291,951
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                                   1,528,773        236,822
                                                                                 -----------    -----------
CASH AND CASH EQUIVALENTS, END OF THE YEAR                                       $    44,831    $ 1,528,773
                                                                                 ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                                $    13,880    $    22,701
                                                                                 ===========    ===========
         Taxes                                                                   $     4,472    $     2,378
                                                                                 ===========    ===========

     Disclosure of non-cash investing and financing activities:
         Issuance of Series C Preferred Stock for extinguishment of accounts
              payable incurred in the acquisition of program development costs   $        --    $ 2,100,000
                                                                                 ===========    ===========

          See accompanying Notes to Consolidated Financial Statements

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

Background of the Company

The Bluebook International Holding Company (the "Company") was incorporated as Gama Computer Corporation in Delaware on December 17, 1997. On January 9, 1998, the Company merged with Gama, Inc., a Colorado corporation, and Gama Computer Corporation became the surviving company. On September 24, 2001, Gama Computer Corporation entered into a certain Agreement and Plan of Merger (the "Agreement") with (a) The Bluebook International, Inc., a Nevada corporation ("Bluebook International"); (b) Bluebook Acquisition Corp., a Nevada corporation, wholly owned by the Company ("Acquisitions"); (c) each of Mark A. Josipovich, Daniel T. Josipovich, Daniel E. Josipovich and Dorothy E. Josipovich (each, a "Bluebook Stockholder"); and (d) Andrew Hromyk. Among other things, the Agreement provided for the Company's purchase from the Bluebook Stockholders of all of the issued and outstanding capital stock of Bluebook International in exchange for the issuance of an aggregate of 1,635,000 shares of the Company's authorized but unissued Common Stock (the "Exchange").

Effective October 1, 2001, the Company underwent a change of control in connection with the consummation of the Exchange in which (i) Andrew Hromyk, the Company's only executive officer, resigned his position, and the Board of Directors appointed Mark A. Josipovich to serve as the Company's President, Chief Executive Officer, Chief Financial Officer and Secretary and Daniel T. Josipovich to serve as the Company's Chief Operations Officer; (ii) the Company's majority stockholder surrendered and subsequently cancelled 960,000 shares and (iii) the Bluebook Stockholders became the holders of an aggregate of 1,635,000 shares of the Company's Common Stock, or approximately 84.4% of the Company's Common Stock issued and outstanding after the consummation of the Exchange. In addition, effective October 1, 2001, Daniel E. Josipovich and Dorothy E. Josipovich were jointly issued 1,000 shares of Series A Convertible Preferred Stock with voting rights in exchange for the cancellation of a related party note of $1,000,000 (see note 7). Upon consummation of the Exchange, Mr. Hromyk resigned as the then-sole member of the Company's Board of Directors.

At consummation of the Exchange on October 1, 2001, the Company acquired all of the 354,167 issued and outstanding capital shares of Bluebook International, and issued a total of 1,635,000 shares of Common Stock to the Bluebook Stockholders. Immediately following the Exchange, the Company had a total of 1,936,671 shares of Common Stock issued and outstanding. As a result of the Exchange, Bluebook International became a wholly owned subsidiary of the Company. Immediately following the Exchange, the Company caused Acquisitions and Bluebook International to be merged pursuant to a Certificate of Merger filed with the California Secretary of State on October 4, 2001 (the "Merger"). Acquisitions survived the Merger, and concurrently Acquisitions changed its name to The Bluebook International, Inc. (the "Surviving Subsidiary"). On November 6, 2001, the Company changed its name from GAMA Computer Corporation to The Bluebook International Holding Company. The Company intends to continue to hold the Surviving Subsidiary as a wholly owned subsidiary of the Company and intends to cause the Surviving Subsidiary to continue the operations of Bluebook International, more fully described below.

Bluebook International was incorporated on December 5, 2000 under the laws of the State of Nevada. On September 15, 2001, the Company purchased all of the business assets owned by Daniel E. Josipovich and Dorothy E. Josipovich, husband and wife (the "Sole Proprietorship"), used in the business of creating, developing and distributing products and services related to The Bluebook of Cleaning, Reconstruction and Repair Cost (the "Bluebook") and Bluebook Estimating Software Technology ("B.E.S.T.") for over 38 years.

For accounting purposes, the transaction was treated as a purchase acquisition of the Company by Bluebook International and as a recapitalization of Bluebook International. The historical financial statements prior to the acquisition were those of sole proprietorship and became those of Bluebook International. In the recapitalization, historical stockholders' equity of Bluebook International prior to the merger was retroactively restated for the equivalent number of shares received in the merger with an offset to paid-in capital. Accumulated deficit of the Company was reversed to paid-in capital. Basic earnings (loss) per share prior to the merger was restated to reflect the number of equivalent shares issued to Bluebook International stockholders.

The consolidated financial statements include the accounts of The Bluebook International Holding Company and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated.

Business activity

Until September 15, 2001, the Company was in a development stage. After September 15, 2001 when it was acquired, the principal business of the Company has been developing and selling The Bluebook and B.E.S.T.. The Bluebook is a book in the form of both a desk and pocket size book containing the information of the average unit costs attendant to the cleaning, reconstruction and repair industries. B.E.S.T. is a software format of The Bluebook which allows subscribers the option to retrieve The Bluebook data and calculate the cost to clean, reconstruct or repair, then file claims electronically. Currently the Company is developing B.E.S.T. Net (TM) and B.E.S.T. Central (TM), web-based cost estimation and claims management software.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has a net loss from operations of $1,560,129 and a negative cash flow from operations of $819,511 for 2003, and has a working capital deficiency of

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

$1,912,156 and shareholders' deficiency of $2,551,670 as of December 31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.


As of December 31, 2003, the Company had cash of $44,831 and an accumulated deficit of $3,151,280. Our 2003 negative operating cash flows were funded primarily through operations, loans from a majority shareholder and cash existing at December 31, 2002.


The Company has recently taken steps to improve liquidity, including obtaining additional funding, reduction of its workforce and deferment of its Chief Executive Officer's and Chief Operating Officer's salaries. If it is not successful in raising additional capital, it will further reduce operating expenses through headcount reductions in restructurings and modify its business model and strategy to accommodate licensing of its technology and databases. Further, the Company would continue sales of THE BLUEBOOK and B.E.S.T. software solutions and recently released InsureBase and Insured to Value solutions. The Company does not expect any significant impact on its sales of THE BLUEBOOK and B.E.S.T. 7 from such restructurings; however, they may adversely affect sales of InsureBase and Insured to Value solutions, as well as development of any new solutions.

The Company intends to seek additional capital in the next six months through additional private placements, loan from stockholders and sales of various products. If it is not successful in raising additional capital, it will reduce operating expenses through headcount reductions in restructuring.

We do not expect any significant impact on our products and sales from such restructurings; however, they would adversely affect development of new products.



On November 17, 2004, the Company declared a 1 for 20 reverse stock split. All share and per share amounts herein have been retroactively restated to show the effect of the reverse stock split as if it occurred at the beginning of the period.

Reclassifications

Certain reclassifications have been made to the prior year balance sheet to conform to the current year presentation. In the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, the Company reported interest expense as a part of selling, general, and administrative expenses. In 2003, the Company reported the interest expense as a separate line item shown as other income (expense). The interest expense for 2002 was reclassified as a separate line item.


Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale of liquidation. The Company believes that the carrying value of its cash, receivables, accounts payable and accrued liabilities and related party debts as of December 31, 2003 approximates their respective fair values due to the demand or short-term nature of those instruments.


Accounts Receivable


The Company grants credit to its customers and performs ongoing credit evaluations. The Company generally does not require collateral or charge interest. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, economic and market conditions, and the age of the receivable.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method of depreciation over estimated useful lives of the related assets ranging from 3 to 7 years.


Impairment of Long-Lived Assets


Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recovery of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount of which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Program development costs

The Company accounts for internally developed and purchased software in program development costs in accordance with Statement of Financial Accounting Standard No. 86 (SFAS No. 86), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", The capitalization of computer software begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. The cost of purchased computer software that has no alternative future use is

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

accounted for in the same manner as the costs incurred to internally develop such software. Costs of purchased computer software is capitalized and accounted for in accordance with its use. Capitalized costs include only (1) external direct costs of material and services consumed in developing or obtaining internal-use software, and (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.


Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over the expected life of the product (which ranges from three to five years).


The carrying value of software and development costs is reviewed regularly by the Company to determine if there has been an impairment loss that needs to be recognized.

Intangible assets

Intangible assets consist of customer list, graphic arts and other. Graphic arts and other are amortized over the estimated useful life of 5 years. Customer list is amortized over the estimated useful life of 10 years.

Loss per common share


Basic loss per share is calculated by dividing net loss available to common Stockholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. The Company has no outstanding options or warrants, therefore basic and diluted loss per share are the same for the years ended December 31, 2003 and 2002. Loss per share amounts have been retroactively restated to show the effect of the 1 for 20 reverse stock split declared on November 17, 2004.


Revenue recognition

Revenue is recognized when earned. The Company's revenue recognition policies for its existing revenues are in compliance with American Institute of Certified Accountants Statements of Position 97-2 and 98-4, "Software Revenue Recognition." Revenue from sales of The Bluebook and other ancillary products is recorded when the products are shipped. Revenue from the sale of a license agreement is recognized ratably on a straight-line basis over the product's life cycle. Certain contracts specify separate fees for the software and the ongoing fees for maintenance and other support. If sufficient verifiable objective evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue for each element is recognized as appropriate. Revenue received or receivable in advance of performance of services is deferred and included in deferred revenue.

Income taxes

The Company accounts for income taxes using the liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to difference between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

Recent financial accounting standards

In December 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation-Transaction and Disclosure - an amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. The Company believes the adoption of this Statement will have no material impact on its financial statements.


In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company does not expect that the adoption of FASB Interpretation No. 46 will have a significant effect on the Company's financial statement presentation or disclosures.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Company does not expect that the adoption of SFAS No. 149 will have a significant effect on the Company's financial statement presentation or disclosures.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect that the adoption of SFAS No. 150 will have a significant effect on the Company's financial statement presentation or disclosures.


       In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin, or SAB, No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB 105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate.

       The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material impact on the financial statements.



Concentration of credit risk


The Company's financial instruments that are exposed to concentrations of credit risk consist principally of cash and receivables. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash. The Company's trade receivables are due from a broad customer base and each individual receivable amount constitutes a relatively small value.


2. CHANGE IN ESTIMATE

In September 2003 the management of the Company decided to change the estimated useful life of B.E.S.T.7 from 24 months to 15 months, which resulted in a corresponding change in the life for the amortization of the deferred revenue related to B.E.S.T.7. Development costs of B.E.S.T.7 that pertain to the data base, approximately 80% of the net book value as of June 30, 2003, will be amortized over 24 months and the remaining 20%, will be amortized over 9 months. The impact of the change in estimate was an increase in revenue during the year ended December 31, 2003 of $136,854. There is no impact on the results of operations because of the change in the amortization.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2003 and 2002:

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

                                   2003       2002
                                --------   --------

Furniture                       $ 43,714   $ 43,714
Office equipment                 202,896    144,150
                                --------   --------

                                 246,610    187,864
Less accumulated depreciation    148,546     98,890
                                --------   --------

                                $ 98,064   $ 88,974
                                ========   ========

Depreciation expense charged to operations in 2003 and 2002 was $49,656 and $29,791, respectively.

4. PROGRAM DEVELOPMENT COSTS

Program development costs consist of the following as of December 31, 2003 and 2002:

                                     2003         2002
                                  ----------   ----------

Cost of developed software        $  620,349   $  265,911
Cost of software in development    3,580,610    3,125,862
                                  ----------   ----------
                                   4,200,959    3,391,773
Less accumulated amortization        423,759      234,917
                                  ----------   ----------

                                  $3,777,200   $3,156,856
                                  ==========   ==========

Amortization of program development costs charged to operations in 2003 and 2002 was $188,841 and $68,127 respectively. As of December 31, 2003, program development costs consist primarily of the Company's investments in B.E.S.T.7, B.E.S.T.Net and B.E.S.T.Central which are expected to be placed in service during 2004. The following is a schedule by years of future minimum amortization of programming costs as of December 31, 2003:

                     YEAR ENDING DECEMBER 31,    AMOUNT

                     2004                     $  135,676
                     2005                        956,066
                     2006                        895,153
                     2007                        895,153
                     2008                        895,152
                                              -----------

                        Total                 $3,777,200
                                              ===========
5. INTANGIBLE ASSETS

      Intangible assets consist of the following as of December 31, 2003 and 2002:

                                             2003       2002
                                            -------   -------

            Graphic arts & other            $39,711   $38,212
            Customer list                     5,010     5,010
                                            -------   -------
                                             44,721    43,222
            Less accumulated amortization    19,836    10,414
                                            -------   -------
                                            $24,885   $32,808
                                            =======   =======

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

Amortization of intangibles charged to operations in 2003 and 2002 was $9,422 and $8,756, respectively. The following is a schedule by years of future minimum amortization of intangible assets as of December 31, 2003:

YEAR ENDING DECEMBER 31,   AMOUNT

2004                      $ 9,241
2005                        7,036
2006                        5,548
2007                        1,098
2008 and after              1,962
                         ---------

   Total                  $24,885
                         =========

6. CAPITAL STOCK TRANSACTIONS


Common Stock


On August 19, 2002, the Company retired 500,000 shares the Company's common stock that were returned to the Company by certain stockholders. Such shares were returned in order to facilitate the completion of the offering of the Series C Convertible Preferred Stock.


On November 17, 2004, the Company declared a 1 for 20 reverse stock split. All share and per share amounts herein have been retroactively restated to show the effect of the reverse stock split as if it occurred at the beginning of the period.

Preferred Stock

At November 2004, the Company amended its Articles of Incorporation to decrease the number of authorized shares of Preferred Stock from 10,000,000 to 5,000,000 shares.

Series A and B Convertible Preferred Stock


Effective October 2001, Daniel E. Josipovich and Dorothy E. Josipovich, were jointly issued 1,000 shares of Series A Convertible Preferred Stock in exchange for cancellation of a note payable due Bluebook International, Inc (a related party) in the amount of $1,000,000. Also effective October 2001, the Company sold 1,050 shares of Series A Convertible Preferred Stock to a third party for net proceeds of $960,000.

The Series A Convertible Preferred Stock ("Series A Stock") was subsequently cancelled during 2001 and exchanged for Series B Convertible Preferred Stock with a $.0001 par value ("Series B Stock") in order to correct a mistake that was made to the certificate of designation that had been filed with the Delaware Secretary of State to establish the preferences for the Series A Stock. All 2,050 shares of Series A Stock have been cancelled and replaced with 2,050 Series B Stock. No additional shares of Series B Stock were issued, and the Company has not authorized the issuance of any additional Series B Stock.

The holders of Series B Stock have a preferred return of capital in the amount of the purchase price totaling $2,050,00.00 and a right to convert such shares to common stock at the rate of the lesser of 75% of market value or $1.67 per share. In the event of liquidation, the stockholders of the Series B Stock shall be entitled to receive an amount equal to $1,000 per share, plus any accrued and unpaid dividends. The stockholders of the Series B Stock have the same voting rights as each share of Common Stock.

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

The Company has the right to repurchase all of the outstanding shares of Series B Convertible Preferred Stock as follows (i) prior to the date which is eighteen months following the day on which the Company receives payment in full, 120% of the purchase price; or (ii) on or after the date which is eighteen months following the issuance date, 130% of the purchase price.


Series C Convertible Preferred Stock


In August 2002 the Company entered into a Stock Purchase Agreement with Cotelligent, Inc ("Cotelligent") in which the Company agreed to issue to them 5,316,704 shares of the company's newly authorized Series C Preferred

Stock at a stated value of $.959241 per share, for aggregate proceeds of $5,100,000. Of this amount, $3,000,000 was issued for cash, and $2,100,000 was issued in exchange for services rendered by Cotelligent. The Company received net proceeds of $4,544,680, after investment banking fees and other closing costs which included cash of $2,444,680 and extinguishment of outstanding accounts payable of $2,100,000 incurred in the acquisition of program development costs

The holder of Series C Preferred Stock ("Series C Holder") has the right to cause the Company to repurchase the Series C Preferred Stock at approximately $0.96 per share beginning on the earlier of August 19, 2006 or upon the occurrence of a "Liquidation" event. A "Liquidation" event includes (a) a liquidation, dissolution or winding up of the Company, (b) sale of all or substantially all of the assets to a party not controlled by or in common control with the Company or the Series C Holder, or (c) an acquisition or merger of the Company in which more than 50% of the control of the Company is transferred to a unaffiliated third party. This repurchase right will expire on August 19, 2008. The Series C Holder may convert the Series C Preferred Stock into common stock at any time on a one-for-one basis. The Series C Holder may be entitled to additional common stock upon (a) any issuance of equity securities below the price per share of Series C Preferred Stock paid by the Series C Holder, subject to certain exceptions or (b) the failure by the Company to meet certain gross revenue and gross profit targets for the 12-month period ending January 31, 2005. The Series C Preferred Stock is entitled to certain voting rights. The Series C Holder has the same voting rights as common stock holders with each share of Series C Preferred Stock having that number of votes such holder would receive if it had converted into common stock. In addition, the Company may not take certain actions without consent of at least 50% of the issued and outstanding Series C Preferred Stock.

7. INCOME TAXES

As of December 31, 2003, the Company had Federal net operating loss carryforwards of approximately $ 2,675,000 expiring in various years through 2023, which can be used to offset future taxable income, if any. No deferred tax benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to their realizability in future periods

Due to the restrictions imposed by the Internal Revenue Code regarding substantial changes in ownership of companies with loss carryforwards, the utilization of a portion of the Company's federal net operating loss carryforwards may be limited as a result of changes in stock ownership in prior fiscal years.

The Company's net deferred tax assets (using a federal corporate income rate of 34%) consist of the following at December 31, 2003 and 2002:

                                             2003           2002
                                         -----------    -----------

Benefit of operating loss carryforward   $ 1,070,000    $   470,000
Increase in valuation allowance           (1,070,000)      (470,000)
                                         -----------    -----------

               Net deferred tax asset    $        --    $        --
                                         ===========    ===========

As a result of the Company's significant operating loss carryforward and the corresponding valuation allowance, no income tax expense (benefit) has been recorded at December 31, 2003 and 2002. The provision for income taxes using the statutory federal income tax rate as compared to the Company's effective tax rate is summarized below:

                                                  December 31,
                                               -----------------
                                                2003       2002
                                               ------     ------
Tax expense (benefit) at statutory rate          (34%)      (34%)
Adjustments to change in valuation allowance      34%        34%
                                               ------     ------
                                                  --         --
                                               ======     ======

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

8. RELATED PARTY TRANSACTIONS

Effective as of January 1, 2002, Bluebook International entered into a consulting agreement with Daniel E. Josipovich, father of the Company's executive officers Mark A. Josipovich and Daniel T. Josipovich. Aggregate fees paid or payable to Daniel E. Josipovich, for consulting services rendered and related expenses during the years ended December 31, 2003 and 2002 were $150,000 and $189,708, respectively.

As part of an Amended and Restated Asset Purchase and Sale Agreement, dated September 15, 2001, the Company is obligated to pay a royalty to Daniel E. and Dorothy Josipovich in the amount of 6% of net revenue, defined as the aggregate of all gross revenues, sales, and receipts of whatever nature or kind received by the Company, less any returns, rebates, discounts, allowances, rejections and credits, and less the actual out-of-pocket costs and expenses incurred, except depreciation, reserves, taxes, interest and extraordinary expenses. As of December 31, 2003 and 2002, under the above definition, the Company has negative net revenue; therefore no royalty expenses were accrued.

Paul D. Sheriff, a Director, serves as President of PDSA, Inc., one of the Company's consultants. Aggregate fees billed to us by PDSA for consulting services rendered during the year ended December 31, 2002 was $158,770, and is included in Programming costs. As of December 31, 2003, accounts payable includes $95,000 due to this vendor. We believe that the services rendered to us by PDSA were on terms no more favorable than those with unrelated parties.

In August 2002 the Company entered into a Stock Purchase Agreement with Cotelligent, Inc. for $5.1 million. The Company also entered into a consulting agreement with Cotelligent under which Cotelligent was to complete development of B.E.S.T.Net and B.E.S.T.Central. For the year ended December 31, 2002, the Company paid Cotelligent $2,413,375 for services rendered under the consulting agreement. As of December 31, 2002, accounts payable included $270,893 due to this vendor. The amount payable was liquidated during 2003. The Company has terminated the Consulting Services Master Agreement between Cotelligent and Bluebook International under which Cotelligent was required to complete and deliver B.E.S.T.Net and B.E.S.T.Central to us in August 2002. The Company took this action because it lost confidence in Cotelligent's ability to complete development of these products. Cotelligent had refused to complete the development work unless we agreed to pay over $400,000 in invoices that exceed the total project cost provided in the Consulting Agreement. The Company disputes that any further amounts are due under the Consulting Agreement. As a result, our launch of B.E.S.T.Net and B.E.S.T.Central was delayed and revenue from sales of these products were not realized. We have engaged a Microsoft Certified Partner to complete development of B.E.S.T.Net and B.E.S.T.Central products and have obtained an estimate of $275,000 to $350,000 to complete development of these products. We may seek to recover this amount from Cotelligent; however, there can be no assurance that we will successfully recover these expenses. As a result of both of these transactions Cotelligent, Inc. became a related party through its ownership of the convertible series C preferred stock.

The related party note payable consisted of a note in the amount of $205,000 plus accrued interest at an interest rate of 8%. The note is payable to a shareholder and is due June 15, 2004.

9. COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases office space, certain office equipment and a vehicle under non-cancelable operating leases expiring through January 2006. Total rental expense for the leases for the years ended December 31, 2003 and 2002 was $64,440 and $64,440, respectively. The following is a schedule by years of future minimum rental payments required under the operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003.

                           YEAR ENDING DECEMBER 31, AMOUNT

                           2004                        $58,338
                           2005                          3,492
                           2006                            232
                                                    ----------

                              Total                    $62,062
                                                    ==========

Employment agreements

In September 2001, Bluebook International entered into employment agreements with Mark A. Josipovich and Daniel T. Josipovich for a term of two years with an

        THE BLUEBOOK INTERNATIONAL HOLDING COMPANY, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

automatic extension of successive one-year periods. Effective October 1, 2001 the Company assumed these agreements and expanded the services to include each person's executive position. Under these agreements, Mark A. Josipovich is employed as the Chief Executive Officer, President, and Secretary, and Daniel T. Josipovich is employed as the Chief Operating Officer, each with an annual salary of $180,000, plus health insurance benefits, term life insurance benefits and the right to participate in any future employee stock option, retirement, profit sharing or other benefit plans offered in the future to similarly situated employees. The employment agreements also contain indemnification and confidentiality provisions. The agreements also provide that we should reimburse the employee for all reasonable and necessary expenses incurred on our behalf. In the event of termination without cause by Mark A. Josipovich or Daniel T. Josipovich or termination with cause by us, Mark A. Josipovich and Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination. In the event of termination with cause by Mark A. Josipovich or Daniel T. Josipovich or termination without cause by us, Mark A. Josipovich or Daniel T. Josipovich are entitled to all accrued and unpaid compensation as of the date of termination and total amount of annual salary from the date of termination until the end of the term of the employment agreements. As of December 31, 2003 and 2002, the Company has accrued salaries of $180,000 for each executive officer.


Litigation


As a general matter, we are subject to various legal proceedings, claims, and litigation that arise in the normal course of our business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations, or cash flows.

On September 11, 2002, Bluebook was named as a defendant in Mason Yamishiro v. Bluebook International Holding Company, Inc., et al., Orange County Superior Court Case No. 02CC14478. The litigation arose from a stock purchase agreement and put agreement that Yamashiro entered into with a third party to purchase stock in Bluebook Holding. Bluebook was dismissed from this case and the litigation was subsequently settled.

On February 3, 2003, Bluebook was also named as a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. Plaintiffs allege that the Company wrongfully withheld the issuance and delivery of plaintiffs' Company shares, thereby damaging plaintiffs in the loss of the value of their Company stock. The Company has no record of any stock ownership for one of the plaintiffs and, pending discovery, disputes that there is any basis for any claim against the Company. The Company does not dispute the stock ownership of the other plaintiffs. After the other plaintiffs presented the Company with lost stock certificates and representation letters, the other plaintiffs' shares were reissued to them. The Company is in settlement discussions with all plaintiffs but will defend this suit fully if it proceeds.

On April 24, 2004, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. Effective as of May 3, 2004, Bluebook and Cotelligent agreed to a mutual settlement of the entire arbitration pursuant to a Settlement Agreement. Under the terms of the Settlement Agreement, Cotelligent converted all of its shares of Bluebook Series C Preferred Stock into shares of Bluebook common stock on a one-for-one basis. In addition, Cotelligent agreed to deliver source code developed by Cotelligent for Bluebook pursuant to the consulting services agreement.

10. SUBSEQUENT EVENTS

o Pursuant to the Settlement Agreement with Cotelligent, On May 6, 2004, the Company issued 265,835 shares of Common Stock and cancelled 5,316,704 shares of Series C Convertible Redeemable Preferred Stock.

o An agreement was signed to issue 1,775 shares of common stock to settle a consulting fee debt of $4,200

o Entered into a loan agreement in the amount of $120,000. The note was entered into March 31, 2004 and matures April 1, 2005. The interest rate charged on the note is 10% per annum.

o Pending settlement of outstanding legal costs of approximately $399,000 in exchange for 99,799 shares within 30 days of request and an additional 19,960 shares upon closing of the agreement

           THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                         September 30,   December 31,
                                                                              2004           2003
                                                                          (unaudited)
                                                                          -----------    -----------
                                     ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                           $   136,326    $    44,831
      Accounts receivable, net of allowance for doubtful accounts
         of $4,600 as of September 30, 2004 and December 31, 2003              19,797         26,798
      Prepaid expenses and other                                               29,940         10,000
                                                                          -----------    -----------

      Total current assets                                                    186,063         81,629
                                                                          -----------    -----------

PROPERTY AND EQUIPMENT, net of accumulated depreciation
   of $180,653 and $148,546 in 2004 and 2003, respectively                     72,927         98,064
                                                                          -----------    -----------

OTHER ASSETS
   Program development costs, net of accumulated amortization
      of $529,946 and $423,759, in 2004 and 2003, respectively              4,083,528      3,777,200
   Intangible assets, net of accumulated amortization
      of $26,891 and $19,836, in 2004 and 2003, respectively                   17,831         24,885
   Deferred stock offering costs                                              230,000             --
   Other assets                                                                 5,296          5,017
                                                                          -----------    -----------

      Total other assets                                                    4,336,655      3,807,102
                                                                          -----------    -----------

      TOTAL ASSETS                                                        $ 4,595,645    $ 3,986,795
                                                                          ===========    ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
      Accounts payable and accrued expenses                               $ 1,571,628    $ 1,063,013
      Due to stockholders and related parties                                 959,986        484,688
      Deferred revenue                                                         92,175        241,084
      Notes payable                                                           547,500             --
      Notes payable to related parties                                        157,700        205,000
                                                                          -----------    -----------

      Total current liabilities                                             3,328,989      1,993,785
                                                                          -----------    -----------

OTHER LIABILITIES
      Series C Convertible Preferred Stock, $.001 par value, 5,316,704 shares issued and outstanding, subject
         to mandatory redemption                                                   --      4,544,680
                                                                          -----------    -----------

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
      Series B Convertible Preferred Stock, $.0001 par value; 5,000,000
         shares authorized, 2,050 shares issued and outstanding                    --             --
      Common Stock, $.0001 par value; 150,000,000 shares authorized;
         1,770,281 and 1,436,671 shares issued and outstanding as of
         September 30, 2004 and December 31, 2003, respectively                   177            143
      Additional paid in capital                                            5,235,543        599,467
      Accumulated deficit                                                  (3,969,064)    (3,151,280)
                                                                          -----------    -----------

      Total stockholders' equity (deficiency)                               1,266,656     (2,551,670)
                                                                          -----------    -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)             $ 4,595,645    $ 3,986,795
                                                                          ===========    ===========

     See accompanying Notes to Condensed Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Nine Months
                                                         Ended September 30,
                                                     --------------------------
                                                         2004           2003
                                                     (unaudited)    (unaudited)
                                                     -----------    -----------
SALES, net                                           $   547,857    $   536,963
                                                     -----------    -----------

OPERATING EXPENSES
      Selling, general and administrative expenses     1,191,235      1,680,982
      Depreciation and amortization expenses             145,348        185,832
                                                     -----------    -----------

      Total Operating Expenses                         1,336,583      1,866,814
                                                     -----------    -----------

OTHER EXPENSE
      Interest expense                                    29,058          8,095
                                                     -----------    -----------

      Total Other Expense                                 29,058          8,095
                                                     -----------    -----------

LOSS FROM OPERATIONS                                    (817,784)    (1,337,946)

INCOME TAX EXPENSE                                            --            800
                                                     -----------    -----------

NET LOSS                                             $  (817,784)   $(1,338,746)
                                                     ===========    ===========

Weighted average number of shares of
   common stock outstanding, basic and diluted         1,578,855      1,436,671
                                                     ===========    ===========

Loss per share, basic and diluted                    $     (0.52)   $     (0.93)
                                                     ===========    ===========


     See accompanying Notes to Condensed Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                       COMMON STOCK                 PREFERRED STOCK        ADDITIONAL
                                 --------------------------    -------------------------     PAID IN     ACCUMULATED
                                    SHARES         AMOUNT         SHARES        AMOUNT       CAPITAL       DEFICIT         TOTAL
                                 -----------    -----------    -----------   -----------   -----------   -----------    -----------
Balance, December 31, 2003         1,436,671    $       143          2,050   $        --   $   599,467   $(3,151,280)   $(2,551,670)
Conversion of Series C
   Preferred Stock                   265,835             27                                  4,544,653                    4,544,680
Issuance of stock in settlement
   of accounts payable                57,775              6                                     83,924                       83,930
Issuance of stock in partial
   settlement of note payable         10,000              1                                      7,499                        7,500
Net loss for the nine months
   ended September 30, 2004                                                                                 (817,784)      (817,784)
                                 -----------    -----------    -----------   -----------   -----------   -----------    -----------
Balance, September 30, 2004
   (unaudited)                     1,770,281    $       176          2,050   $        --   $ 5,235,543   $(3,969,064)   $ 1,266,656
                                 ===========    ===========    ===========   ===========   ===========   ===========    ===========

     See accompanying Notes to Condensed Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           FOR THE NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                                           --------------------------
                                                                               2004           2003
                                                                           (unaudited)    (unaudited)
                                                                           -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                             $  (817,784)   $(1,338,746)
      Adjustment to reconcile net loss to net cash provided by (used in)
         operating activities
            Depreciation and amortization                                      145,348        185,832
            Changes in operating assets and liabilities:
               Decrease in Accounts receivable                                   7,001         11,496
               Increase in Prepaid expenses and other                          (29,940)       (45,779)
               Increase in Other assets                                           (279)
               Increase in Accounts payable and accrued expenses               372,545         85,614
               Increase in Due to stockholders and related party               475,298        105,725
               Decrease in Deferred revenue                                   (148,909)       (23,400)
                                                                           -----------    -----------
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                         3,280     (1,019,258)
                                                                           -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of property and equipment                                        (6,970)       (58,746)
      Program development costs                                               (412,515)      (525,732)
      Purchase of intangible assets                                                 --         (1,500)
                                                                           -----------    -----------
      NET CASH USED IN INVESTING ACTIVITIES                                   (419,485)      (585,978)
                                                                           -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Note payable                                                             547,500        115,000
      Note payable due to related party                                        (39,800)            --
                                                                           -----------    -----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                                507,700        115,000
                                                                           -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            91,495     (1,490,236)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD                              44,831      1,528,773
                                                                           -----------    -----------
CASH AND CASH EQUIVALENTS, END OF THE PERIOD                               $   136,326    $    38,537
                                                                           ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the period for:
         Interest                                                          $    17,498    $     4,964
                                                                           ===========    ===========

NON CASH INVESTING AND FINANCING ACTIVITIES:
         Conversion of Series C Preferred Stock                            $ 4,544,680    $        --
                                                                           ===========    ===========
         Issuance of stock in settlement of accounts payable               $    83,930    $        --
                                                                           ===========    ===========
         Issuance of stock in settlement of notes payable                  $     7,500    $        --
                                                                           ===========    ===========
         Deferred financing costs included in accounts payable             $   230,000    $        --
                                                                           ===========    ===========

     See accompanying Notes to Condensed Consolidated Financial Statements

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION


The accompanying interim condensed consolidated financial statements are unaudited, but in the opinion of management of The Bluebook International Holding Company (Bluebook or the Company), contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2004, the results of operations for the nine months ended September 30, 2004 and 2003, and cash flows for the nine months ended September 30, 2004 and 2003. The balance sheet as of December 31, 2003 is derived from the Company's audited financial statements.


Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on May 19, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2004.

Recent Accounting Pronouncement

In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin ("SAB") No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate.

The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material impact on the financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect that the adoption of SFAS No. 150 will have a significant effect on the Company's financial statement presentation or disclosures.

In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

2. BUSINESS ACTIVITY

The Company was incorporated in Delaware on December 17, 1997. Since the Company's exchange reorganization and merger, effective as of October 1, 2001, the principal business of the Company has been developing and selling information and a claims estimating software solution. THE BLUEBOOK is a book and is printed in both a desktop and pocket sized format. The BLUEBOOK contains average unit costs pricing for residential structures that is utilized specifically within the insurance, construction and related industries. B.E.S.T. is an estimating software solution for use on a computer that integrates the BLUEBOOK data to automate the calculations and many processes that are involved in creating repair and replacement cost estimates.

The Company has recently completed development of InsureBase and its Insured to Value Solutions. These systems are designed to assist the insurance industry in identifying replacement costs of residential structures necessary to calculate and maintain premiums for homeowners in the United States. The Company recently began its sales and increased its marketing of these solutions and has recently completed a sale. The Company continues to work with many other prospects.

The Company's B.E.S.T.Net and B.E.S.T.Central are claims and vendor management solutions that were designed to assist in the facilitation of insurance claims information in a near paperless environment. The product has recently been substantially completed and the Company is currently constructing an enhanced interface between B.E.S.T.Central and the tie-in with B.E.S.T.7.

3. LOSS PER COMMON SHARE

Basic loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. As the Company has no outstanding options or warrants, basic and diluted loss per share are the same for the periods ended September 30, 2004 and 2003.

4. DEFERRED STOCK OFFERING COSTS

During the nine months ended September 30, 2004, the Company capitalized and accrued $230,000 of deferred stock offering costs. This amount represents fee for services rendered by a consulting firm related to conducting due diligence, the strategic positioning of the Company and their role in assisting the Company in negotiating with the proposed investors, including their assistance in advising the Company with respect to the development of materials presented to such investors. Such stock offering of $2.2 million dollars was closed on November 19, 2004 and the costs will be charged off as a cost of acquiring capital from a private placement (see note 9).

5. NOTES PAYABLE

On March 31, 2004, the Company entered into a loan agreement for $120,000. The loan bears interest at the rate of 10% per annum, and is due on April 1, 2005. Interest is payable on the first of each month. The loan is secured by the Company's accounts receivable, tax refunds, deposit accounts, and cash and cash equivalents. If this collateral is insufficient to secure the loan, the loan is also secured by the shares of the Company's common stock held by the Company's chief executive officer, Mark A. Josipovich. The loan is subject to certain preservation of corporate status covenants which the Company was in compliance with as of September 30, 2004.

On August 13, 2004, the Company received $427,500 in financing from an investor. The Company issued a convertible promissory note to the investor in exchange for the $427,500. The note has a term of one year, bears interest of 10% per annum and is convertible into common stock of the Company during the five-day period (but not at any other time) following the purchase of common stock of the Company by an institutional investor. The number of shares into which the note may be converted shall be determined by dividing the total amount of indebtedness on the note including interest as the date of conversion by the price per share at which the institutional investor purchased shares of the Company's common stock. On November 19, 2004, subsequent to the closing of the Securities Purchase Agreement, this promissory note and its accrued interest were converted into 418,074 shares of the Company's common stock (see note 9).

6. CAPITAL STOCK

Pursuant to a Settlement Agreement with Cotelligent, on May 6, 2004, the Company issued 265,835 unregistered shares of its Common Stock and cancelled 265,835 shares of Series C Convertible Redeemable Preferred Stock. As a result of this conversion, the Company's stockholders' deficiency was reduced by $4,544,680.

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In September 2004, the Company issued 57,775 Rule 144 shares of the Company's common stock as settlement of $83,930 debt to certain consultants and employees. In September 2004 the Company issued 10,000 Rule 144 shares of the Company's common stock as a partial payment to a loan from a related party (See note 7).

On November 17, 2004, the Company effected a one-for-twenty reverse stock split. All share and per share amounts have been retro-actively restated as if the reverse split occurred as of the beginning of the period.

7. RELATED PARTY TRANSACTIONS

The amount due to stockholders and related parties consists of accrued salaries and consulting fees payable to our president and chief executive officer, Mark Josipovich, our chief operating officer, Daniel T. Josipovich, and relatives of the president and chief operating officer of the Company.

Notes payable to related parties consist of; a note payable in the amount of $135,200, secured by the Company's assets, bears an interest rate of 8% and due on December 1, 2004, and; a note payable due July 15, 2005 which maybe extended at the sole discretion of the lender, in the amount of $30,000 of which $7,500 has been converted into 10,000 Rule 144 shares of the Company's common stock in September 2004. (See note 6)

In October 2004, these related parties signed agreements to convert $946,287 of the debt into 1,261,716 Rule 144 shares of the Company's common stock (See note
9).

During the nine months ended September 30, 2004, the Company incurred consulting fees of $112,500 that were accrued to a relative of the president and chief operating officer of the Company and is included in due to stockholders and related parties as of September 30, 2004.

8. CONTINGENCIES

Litigation

As a general matter, we are subject to various legal proceedings, claims, and litigation that arise in the normal course of our business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations, or cash flows.

On February 3, 2003, Bluebook was named a defendant in Morris Diamond, et al. v. The Bluebook International Holding Company, New York Supreme Court, Monroe County Case No. 1204/03. The Diamond case was recently settled by the Company and the plaintiffs. In the Diamond case, plaintiffs alleged that Bluebook wrongfully withheld the issuance and delivery of plaintiffs' Bluebook shares of common stock, thereby damaging plaintiffs in the loss of the value of their Bluebook stock. On November 10, 2004, the Company and the plaintiffs entered into a settlement agreement pursuant to which all parties agreed to a general release of their claims and the Company agreed to pay $64,120 and issue 3,000 shares of its common stock to certain of the plaintiffs. As of September 30, 2004 the amount of settlement has been accrued and reflected in accounts payable. The Company valued the shares at $0.07 per share.

Consulting agreement

In August 2004, the Company engaged an investment banking firm to act as a financial advisor and placement agent. Upon successful placement, the Company agreed to pay up to 8% of the gross proceeds received from the sale of securities and reimburse its out-of-pocket expenses up to $20,000. Furthermore, upon the closing of an offering, the Company agreed to grant the firm warrants for the purchase of an amount equal to 8% of the securities issued in the offering. The warrants are exercisable for cash or on a cashless basis into securities similar to those issued as part of the offering, having a strike price equal to 110% of the offering price and have a term of five years.

Office lease agreement

In September 2004, the Company entered into a new lease agreement for the office space that currently being occupied by the Company. The lease will expire in September 2005 at which time may be extended for renewal in successive one year terms.

9. SUBSEQUENT EVENTS

In October 2004, the Company increased its number of authorized shares of Common Stock from 50,000,000 to 150,000,000 shares. The Company also received conversion notices from the holders of 2,050 shares of Series B Convertible Preferred Stock. Pursuant to the terms of the Series B Convertible Preferred Stock, the Company is obligated to issue 2,733,333 shares of Common Stock. The Company has also agreed to settle $1,040,874 of debts owed to certain members of

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

the Company's management and stockholders through the issuance of 1,387,833 shares of Rule 144 Common Stock at the same price per share as the Series B Convertible Preferred Stock conversion price. The Company agreed to assume full responsibility for all taxes and expenses related to the transaction. The Company also agreed to convert $230,000 of accrued deferred stock offering costs into 306,667 shares of its common stock. Following the conversion of Series B Convertible Preferred Stock and the settlement of debts, the Company authorized a one-for-twenty reverse stock split. Following the reverse stock split and the effect of these transactions, the Company will have approximately 6,211,113 shares of Common Stock outstanding. The reverse stock split was effective November 17, 2004. All share and per share amounts herein have been retroactively restated to show effect of reverse stock split as if it occurred at beginning of the period. NASDAQ has issued to the Company a new CUSIP number and trading symbol of BBKH formerly BBIC.

On October 2004, the Company entered into a consulting agreement with a consultant to perform capital formation which includes but is not limited to strategic identification, analysis and solicitation of sources of capital from private and institutional investors and negotiating the financings through closed funding and corporate development which includes but is not limited to organizational and systems development, creative growth planning, facilitation of strategic partnerships, products and revenue planning, and enhancement, strategic marketing and sales, and identifying acquisitions and acquirers. For these services the Company agreed to pay a monthly fee of $10,000, payable upon a certain minimum funding amount which is arranged by the consultant, bi-monthly in advance, and commission up to 5% of the financing received and 1.5% commission from certain Bluebook products only, stemming from new customers for revenues solely sourced and secured by the consultant.

On November 2004, the Company agreed to issue 10,000 shares of the Company's Rule 144 common stock to a consultant as a settlement of $10,000 consulting fees.

On November 12, 2004, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") between the Company and the accredited investors party thereto. The Securities Purchase Agreement provides for the purchase and sale of an aggregate amount of 2,131,033 shares of Common Stock of the Company at a price of $1.05 per share and warrants to purchase an aggregate of 426,206 shares of Common Stock for an aggregate consideration of $2,237,585. The warrants have a term of five years and an exercise price of $1.31 per share.

The transactions contemplated by the Securities Purchase Agreement closed on November 19, 2004. In connection with the Securities Purchase Agreement, the Company and the investors entered into a Registration Rights Agreement, dated as of November 17, 2004 (the "Registration Rights Agreement"), pursuant to which Company has agreed to file a registration statement (the "Registration Statement") covering the resale of the securities issued pursuant to the Securities Purchase Agreement.

Also in connection with the Securities Purchase Agreement, the Company entered into a Lock-Up Agreement with certain of its stockholders, dated as of November 17, 2004, pursuant to which such stockholders have agreed not to sell or dispose of Company securities owned by them for a period of 90 trading days following the date on which the registration statement is declared effective by the Securities and Exchange Commission (the "SEC"). In addition, the Company will issue to the investment banking firm, 170,483 warrants that are exercisable for cash or on a cashless basis into securities similar to those issued as part of the offering, having a strike price equal to 110% of the offering price with a term of five years.

Upon completion of the private placement and effectiveness of the reverse stock split, there will approximately 8.7 million basic shares outstanding and 9.3 million shares fully diluted.

On November 2004, the Company entered into a consulting agreement with an unrelated party. This consultant will act as general corporate development consultants, which duties include but are not limited to advising the CEO of the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure matters in connection with the operation of the business, expansion of services, and other business opportunities. As consideration, the Company will pay a monthly fee of $5,000 which will accrue from October 15, 2004 and become payable from and after the date on which the Company close a financing or series of financings with gross proceeds of at least $2,000,000.

From July to September 2004, the Company received services from the same unrelated party related to the capital structure of the Company and its need for financing, and services relating to constructing the financial due-diligence that was believed necessary to obtain funding for the Company. The unrelated party assisted in the development of due diligence materials for the purposes of presenting the Company to potential strategic partners and investors. Pursuant to the consulting agreement entered into November 2004, the Company agreed to pay a fee of $230,000 for these prior services rendered by this consultant. (See note 4). This fee will be paid in non-assessable shares of the Company common stock for a total of 306,667 shares. Immediately upon execution of this agreement, the Company agreed to file with the Securities and Exchange Commission (SEC) a registration statement on Form S-8. The consultant agreed that they will be restricted from selling certain of the Engagement Shares for a period of up to one year as follows:


50% of the shares          No restriction
25% of the shares          April 8, 2005
25% of the shares          October 8, 2005

            THE BLUEBOOK INTERNATIONAL HOLDING COMPANY AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The term of the agreement is one year from the date of the agreement provided that the term shall automatically renew for successive three months period, unless either party notifies the other of the termination of this agreement not less than thirty days prior to expiry.

On November 19, 2004, subsequent to the closing of the Securities Purchase Agreement, the Company converted the $427,500 promissory note and its accrued interest of $11,478 into 418,074 shares of the Company's common stock (see note
5).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

       Effective November 4, 2002, we dismissed our principal independent accountant, Good Swartz Brown & Berns LLP, of Los Angeles, California. Our board of directors approved the replacement of Good Swartz Brown & Berns with Weinberg & Company, P.A., of Los Angeles, California. We replaced Swartz Brown & Berns LLP with Weinberg & Company, P.A. when the partner in charge of our account at Good Swartz Brown & Berns LLP changed firms and joined Weinberg & Company, P.A. Prior to our engagement of Weinberg & Company, P.A., we did not consult Weinberg & Company, nor this particular partner while at Weinberg & Company, with respect to (i) the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of any prior disagreement between us and our previous independent accountant.

       The report of Good Swartz Brown & Berns on our financial statements for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The dismissal of Good Swartz Brown & Berns was effective as of November 4, 2002 and was not due to any disagreement between us and Good Swartz Brown & Berns.

       During the two fiscal years prior to and preceding the resignation of Good Swartz Brown & Berns and any subsequent interim period preceding such resignation, there were no disagreements with Good Swartz Brown & Berns on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Good Swartz Brown & Berns would have caused them to make reference thereto in their report on our financial statements for the period.


       We have provided Good Swartz Brown & Berns with a copy of the disclosures contained in this prospectus and have requested that Good Swartz Brown & Berns furnish to us a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made in this prospectus. A copy of Good Swartz Brown & Berns' letter is attached as Exhibit 16.1 to this prospectus.

       Effective November 4, 2002, the Company engaged Weinberg & Company, P.A., of Boca Raton, Florida, and Los Angeles, California, as its independent auditor.

                                   ----------

                                   ----------


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is only current as of January 6, 2005.


                             Up to 2,557,239 Shares

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

                                  Common Stock

                                   Prospectus

                               ____________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of him having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

       In addition, our Certificate of Incorporation provides that a director of the Company will not be liable to the Company for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, or (iv) an act related to an unlawful stock repurchase or dividend.

       We do not maintain any directors and officers liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the expenses payable by the Registrant in connection with the registration of the securities offered by this Registration Statement.

SEC registration fee .........................  $ 1,508
Printing expenses ............................  $ 3,400*
Legal fees and expenses ......................  $60,000*
Accounting fees and expenses .................  $15,000*
Miscellaneous ................................  $ 8,000*
                                                -------
Total ........................................  $87,908
                                                =======
---------------
*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

       In August and December of fiscal year 2002, we issued an aggregate of 5,316,704 shares of Series C Preferred Stock at a stated value of $0.959241 per share to Cotelligent for aggregate proceeds of $5,100,000.


      On April 24, 2004, Cotelligent, Inc. filed a demand for arbitration against Bluebook in Case No. 731310018503 ARC, asserting a claim for breach of contract arising out of a consulting services agreement between Cotelligent and Bluebook. Bluebook filed cross-claims on May 29, 2003. On May 6, 2004, Bluebook and Cotelligent mutually entered into an agreement to dismiss Arbitration Case No. 731810018503 ARC and convert all of Cotelligent's preferred shares into 265,835 common shares.

       In September 2004 the Company issued a total of 57,775 shares of common stock to certain consultants and employees of the Company in settlement of debts totaling $87,100. The Company also issued 10,000 shares of common stock as partial payment of a loan to a related party and issued 3,000 shares in connection with the settlement of litigation.

       In October 2004, the Company has issued a total of 2,733,333 shares of common stock on conversion of the Company's outstanding 2,050 shares of Series B Convertible Preferred Stock and has issued 1,387,883 shares of common stock in settlement of debts of the Company totaling $1,040,874.

       On November 19, 2004 the Company issued to accredited investors, pursuant to a Securities Purchase Agreement, 2,131,033 shares of common stock of the Company and warrants to purchase an aggregate of 426,206 shares of common stock for an aggregate consideration of $2,237,585. The warrants issued to the accredited investors have an exercise price of $1.31 per share and are exercisable immediately. In addition, the Company issued a warrant to purchase 170,483 shares of common stock to the placement agent, Roth Capital Partners, LLC, for the transactions contemplated by the Securities Purchase Agreement. The warrant issued to the placement agent has a term of five years and an exercise price of $1.15 per share and is exercisable immediately.


       In November 2004 the Company issued a total of 418,074 shares of common stock to a creditor of the Company in settlement of debts totaling $438,978 pursuant to a Convertible Promissory Note issued by the Company in August 2004 and issued 10,000 shares of common stock in settlement of debt owed for consulting services rendered of $10,000.

       The common stock and warrants discussed above were issued in reliance upon (i) the exemptions from registration provided by section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under as the securities were offering in a private transactions which did not involve any public offering or (ii) the exemption from registration provided by Regulation S.

ITEM 27. EXHIBITS.

 Exhibit    Description Of Document
----------  --------------------------------------------------------------------

 3.1(a)(4)  Certificate of Incorporation filed with the Delaware Secretary of State on December 18, 1997. 3.1(b)(3) Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on December 16, 2002.

 3.1(b)(3)  Amendment to Certificate of Incorporation filed with the Delaware
            Secretary of State on December 16, 2002.

 3.1(c)* Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on November 17, 2004.

 3.2(4)     Bylaws of the Registrant.

 4.1* Form of Registration Rights Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and the investors party thereto.

 5.1*       Opinion of Latham & Watkins LLP

 10.1(2) Agreement and Plan of Merger, dated as of September 24, 2001, by and among Gama Computer Corporation, The Bluebook International, Inc. Bluebook Acquisitions Corp., Bluebook's Shareholders and Andrew Hromyk, incorporated by reference to the Information Statement filed with the Securities and Exchange Commission of October 12, 2001.

 10.2(1) Employment Agreement by and between The Bluebook International, Inc. and Mark A. Josipovich, dated September 27, 2001.

 Exhibit    Description Of Document
----------  --------------------------------------------------------------------
 10.3(1)    Employment Agreement by and between The Bluebook
            International, Inc. and Daniel T. Josipovich, dated
            September 27, 2001.

 10.4(5) Convertible Promissory Note Purchase Agreement made as of August 13, 2004 between The Bluebook International Holding Company and Christopher Albrick (together with Convertible Promissory Note)

 10.5(5) Engagement Letter dated August 19, 2004 between The Bluebook International Holding Company and Roth Capital Partners, LLC.

 10.6* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Mark A. Josipovich.

 10.7* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel T. Josipovich.

 10.8* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Michela Josipovich.

 10.9* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel E. Josipovich.

10.10* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Brian Jones.

10.11* Engagement Letter, dated November 12, 2004, between The Bluebook International Holding Company and Century Capital Management Ltd.

10.12* Form of Securities Purchase Agreement, dated as of November 12, 2004, between The Bluebook International Holding Company and the investors party thereto.

10.13* Form of Warrant Certificate issued by The Bluebook International Holding Company dated as of November 17, 2004.

10.14* Warrant Certificate issued by The Bluebook International Holding Company to Roth Capital Partners, LLC dated as of November 17, 2004.

10.15* Lock-Up Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and certain of its stockholders.

 16.1(6) Letter dated as of November 7, 2002 from Good Swartz Brown & Berns addressed to the Securities and Exchange Commission.

 21.1(3)    Subsidiaries of The Bluebook International Holding Company.

 23.1*      Consent of Weinberg & Company, P.A.

 23.2*      Consent of Latham & Watkins LLP (filed herewith as Exhibit 5.1).

 24.1       Power of Attorney (included on signature page).

----------
* Filed herewith.

(1) Incorporated by reference from Bluebook's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(2) Incorporated by reference from Bluebook's Information Statement filed on October 12, 2001.

(3) Incorporated by reference from Bluebook's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

(4) Incorporated by reference from Bluebook's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

(5) Incorporated by reference from Bluebook's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

(6) Incorporated by reference from Bluebook's Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2002.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

A.    Include any prospectus required by section 10(a)(3) of the Securities Act;

B. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

C. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and win be governed by the final adjudication of such issue.

================================================================================

                                    SIGNATURE

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form SB-2 and authorized this registration statement to be signed of its behalf by the undersigned, thereunto duly authorized, in Lake Forest, California on January 6, 2005.

                       THE BLUEBOOK INTERNATIONAL HOLDING COMPANY



                       By:    /s/ Mark A. Josipovich
                              --------------------------------------------------
                       Name:  Mark A. Josipovich
                       Title: Chairman of the Board, Chief Executive Officer,
                              President, and Treasurer


                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Josipovich as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                                    Title                           Date
By: /s/ Mark A. Josipovich                  Chairman of the Board, Chief Executive    January 6, 2005
    -----------------------------           Officer, President, and Treasurer
    Mark A. Josipovich                      (Principal Accounting Officer)


By: /s/ Daniel T. Josipovich                Chief Operating Officer and Director      January 6, 2005
    -----------------------------
     Daniel T. Josipovich


By: /s/ Paul D. Sheriff                     Director                                  January 6, 2005
    -----------------------------
     Paul D. Sheriff


By: /s/ David M. Campatelli                 Director                                  January 6, 2005
    -----------------------------
     David M. Campatelli

                                INDEX TO EXHIBITS

  Exhibit    Description Of Document

 3.1(a)(4)  Certificate of Incorporation filed with the Delaware Secretary of State on December 18, 1997.

 3.1(b)(3)  Amendment to Certificate of Incorporation filed with the
            Delaware Secretary of State on December 16, 2002.

  3.1(c)* Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on November 17, 2004.

  3.2(4)    Bylaws of the Registrant.

 4.1* Form of Registration Rights Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and the investors party thereto.

  5.1*      Opinion of Latham & Watkins LLP

  10.1(2) Agreement and Plan of Merger, dated as of September 24, 2001, by and among Gama Computer Corporation, The Bluebook International, Inc. Bluebook Acquisitions Corp., Bluebook's Shareholders and Andrew Hromyk, incorporated by reference to the Information Statement filed with the Securities and Exchange Commission of October 12, 2001.

  10.2(1) Employment Agreement by and between The Bluebook International, Inc. and Mark A. Josipovich, dated September 27, 2001.

  10.3(1) Employment Agreement by and between The Bluebook International, Inc. and Daniel T. Josipovich, dated September 27, 2001.

  10.4(5) Convertible Promissory Note Purchase Agreement made as of August 13, 2004 between The Bluebook International Holding Company and Christopher Albrick (together with Convertible Promissory Note)

  10.5(5) Engagement Letter dated August 19, 2004 between The Bluebook International Holding Company and Roth Capital Partners, LLC.

  10.6* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Mark A. Josipovich.

  10.7* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel T. Josipovich.

  10.8* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Michela Josipovich.

  10.9* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Daniel E. Josipovich.

  10.10* Debt Settlement Agreement, dated October 14, 2004, between The Bluebook International Holding Company and Brian Jones.

  10.11* Engagement Letter, dated November 12, 2004, between The Bluebook International Holding Company and Century Capital Management Ltd.

  10.12* Form of Securities Purchase Agreement, dated as of November 12, 2004, between The Bluebook International Holding Company and the investors party thereto.

  10.13* Form of Warrant Certificate issued by The Bluebook International Holding Company dated as of November 17, 2004.

  10.14* Warrant Certificate issued by The Bluebook International Holding Company to Roth Capital Partners, LLC dated as of November 17, 2004.

  10.15* Lock-Up Agreement, dated as of November 17, 2004, between The Bluebook International Holding Company and certain of its stockholders.

  16.1(6) Letter dated as of November 7, 2002 from Good Swartz Brown & Berns addressed to the Securities and Exchange Commission.

  21.1(3)   Subsidiaries of The Bluebook International Holding Company.

  23.1*     Consent of Weinberg & Company, P.A.

  23.2*     Consent of Latham & Watkins LLP (filed herewith as Exhibit 5.1).

  24.1      Power of Attorney (included on signature page).

-------
* Filed herewith.

(1) Incorporated by reference from Bluebook's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(2) Incorporated by reference from Bluebook's Information Statement filed on October 12, 2001.

(3) Incorporated by reference from Bluebook's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

(4) Incorporated by reference from Bluebook's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

(5) Incorporated by reference from Bluebook's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

(6) Incorporated by reference from Bluebook's Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2002.